Exhibit 99.2

Daniel Prieto, State Bar No. 24048744

dan.prieto@dlapiper.com

DLA Piper LLP (US)

1900 North Pearl Street, Suite 2200

Dallas, Texas 75201

Tel: (214) 743-4500

Fax: (214) 743-4545

Proposed Counsel for the Debtors

Thomas R. Califano (admitted pro hac vice)

thomas.califano@dlapiper.com

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 335-4500

Fax: (212) 335-4501

Daniel M. Simon (admitted pro hac vice)

daniel.simon@dlapiper.com

David Avraham (admitted pro hac vice)

david.avraham@dlapiper.com

Tara Nair (admitted pro hac vice)

tara.nair@dlapiper.com

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Tel: (312) 368-4000

Fax: (312) 236-7516

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§	Chapter 11
§
PHI, Inc. et al.,[1]	§	Case No. 19-30923-hdh11
§
Debtors.	§	(Jointly Administered)

DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE. THIS DISCLOSURE STATEMENT MAY BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF BUT PRIOR TO BANKRUPTCY COURT APPROVAL.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: PHI, Inc. (5707), PHI Air Medical, L.L.C. (4705), AM Equity Holdings, L.L.C. (0730), PHI Tech Services, Inc. (5089) and PHI Helipass, L.L.C. (4187). The corporate headquarters and the mailing address for the Debtors listed above is 2001 SE Evangeline Thruway, Lafayette, LA 70508.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [● P.M.] (CDT) ON [●], 2019, UNLESS EXTENDED BY THE DEBTORS. THE VOTING RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS [●], 2019.

RECOMMENDATION BY THE DEBTORS

The Special Restructuring Committee of the Board of Directors of PHI, Inc., and the board of directors, managers, or members, as applicable, of each of its affiliated Debtors (as of the date hereof) recommend that all Holders of Claims whose votes are being solicited submit Ballots to accept the Plan.

i

(continued)

(continued)

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EXHIBIT A	Plan
EXHIBIT B	Solicitation Procedures Order (without exhibits)
EXHIBIT C EXHIBIT D EXHIBIT E	Debtors’ Financial Projections Debtors’ Valuation Liquidation Analysis

Nothing contained in this Disclosure Statement shall constitute an offer, acceptance, or a legally binding obligation of the Debtors, any of the Debtors’ affiliates or any other person. This Disclosure Statement is subject to approval by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) and other customary conditions. Absent approval by the Bankruptcy Court, this Disclosure Statement is not a solicitation of acceptances or rejections of the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”), as the same may be amended or modified from time to time in accordance with the terms thereof, a copy of which is attached to this Disclosure Statement as Exhibit A. Acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement has been approved by the Bankruptcy Court. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws. Future developments relating to the matters described herein may require modifications, additions, or deletions to this Disclosure Statement.

IMPORTANT NOTICE

Only documents, including this Disclosure Statement and its related documents that are approved by the Bankruptcy Court under section 1125(b) of title 11 of the United States Code (the “Bankruptcy Code”) may be used in connection with soliciting votes on the Plan. No statements have been authorized by the Bankruptcy Court concerning PHI Inc. (“PHI”) and those of its affiliates and subsidiaries that are debtors and debtors in possession (collectively, the “Debtors”) or the value of their assets, except as explicitly set forth in this Disclosure Statement.

Please refer to the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms that are used but not defined in this Disclosure Statement.

The Debtors reserve the right to file amendments to the Plan and Disclosure Statement from time to time. The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions; recovery information; classification of claims; the history of the Debtors and the Chapter 11 Cases; the Debtors’ businesses, properties, and results of operations, historical and projected financial results; and a summary and analysis of the Plan.

The Plan and this Disclosure Statement are not required to be prepared in accordance with the requirements of federal or state securities laws or other applicable non-bankruptcy law. This Disclosure Statement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court. Any such approval by the Bankruptcy Court of this Disclosure Statement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court, and none of the Securities and Exchange Commission (the “SEC”), any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement. Persons trading in or otherwise purchasing, selling or transferring securities of the Parent should evaluate this Disclosure Statement in light of the purposes for which it was prepared.

This Disclosure Statement contains only a summary of the Plan and certain other documents. It is not intended to replace a careful and detailed review and analysis of the Plan and other documents, but only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan, the Disclosure Statement Order, any supplements to the Plan filed with the Bankruptcy Court subsequent to the filing date of this Disclosure Statement (collectively, the “Plan Supplement”) and the exhibits attached hereto and thereto and the agreements and documents described herein and therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits hereto, before deciding how to vote with respect to the Plan.

Except as otherwise indicated, the statements in this Disclosure Statement are made as of the date on which this Disclosure Statement was filed, and the delivery of this Disclosure Statement does not imply that the information contained in this Disclosure Statement is or will continue to be correct at any time after such date. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice, and you should consult with your own legal, business, financial and tax advisors regarding the transactions contemplated by the Plan.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission, or stipulation of the Debtors. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS URGE HOLDERS OF CLAIMS TO VOTE TO ACCEPT THE PLAN.

ARTICLE I.

EXECUTIVE SUMMARY

PHI, Inc. and certain of its affiliates and subsidiaries, as debtors and debtors in possession (each a “Debtor” and, collectively, the “Debtors” or the “Company”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”), in connection with the solicitation of votes on the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 1, 2019 (the “Plan,” attached hereto as Exhibit A and as the same may be amended from time to time).2 As described in this Disclosure Statement (as amended, and including all exhibits, the “Disclosure Statement”), the Plan is the culmination of the Debtors’ voluntary chapter 11 cases (the “Chapter 11 Cases”), which were commenced following substantial declines in the energy sector that began in mid-2014 due to, among other things, oversupply of oil in the markets in which the Company operates. These conditions have led to a reduction of oil exploration projects and a decrease in helicopter use by the Debtors’ customers. In addition, the Debtors suffered a decrease in revenue and earnings from their Air Medical business segment due to a number of factors, including adverse weather conditions, regulatory issues, and increased flight crew compensation expenses. In the aggregate, these conditions made it impossible for the Debtors to bear the weight of their debt obligations, and particularly the then-looming maturity of $500 million of senior unsecured notes (the “Notes”).

The Confirmation Hearing on the Plan is scheduled to commence at [●] (CDT) on [●], 2019 before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

This Executive Summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the commencement of the Chapter 11 Cases;

•	the significant events that have occurred during the Chapter 11 Cases;

•	the solicitation procedures for voting on the Plan;

[2]

All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

•	the Rights Offering and New Equity Cash-Out Procedures proposed under the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•

the terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

A.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and without requiring the Debtors to be liquidated or forced to go out of business. Additionally, as discussed in greater detail herein, a bankruptcy court’s confirmation of a plan binds debtors, any entity acquiring property under the plan, any holder of a claim against or equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

B.	Financial Restructuring Under the Plan

The Plan represents a comprehensive financial restructuring of the Debtors (the “Restructuring”) and provides much needed balance-sheet relief from an unsustainable debt load, with the goal of ensuring the Debtors’ continued existence as a successful and profitable global helicopter transportation services provider. The Plan is also value-maximizing for the Debtors’ stakeholders. Among other things, the Plan:

•	substantially de-levers PHI, Inc.’s balance sheet;

•	provides for the issuance of New Common Stock to Holders of certain secured and unsecured Claims;

•	provides for a $70 million New Money Equity Investment through a Rights Offering; and

•	provides for the Debtors’ ability to secure a new asset-backed credit facility in an aggregate amount not to exceed $150 million.

Below is an overview of certain key borrowings and stock issuances effectuated under the Plan, as well as a summary of the classes of claims against the Debtors and the treatment provided for under the Plan.

1.	New Common Stock

In connection with the Plan, Reorganized PHI will issue the New Common Stock with the total equity value of $[                ] to Holders of the Thirty Two Claim, Unsecured Notes Claims, Aircraft Lessor Claims and General Unsecured Claims.

2.	Rights Offering

Following the Bankruptcy Court’s approval of the Rights Offering Procedures, Reorganized PHI will consummate the $70 million Rights Offering only if Class 4 (Unsecured Notes Claims) votes to approve the Plan. Following such approval, the Rights Offering will be conducted, and the New Common Stock will be issued pursuant to the Rights Offering Procedures, available to Eligible Offerees that hold Unsecured Notes Claims, Aircraft Lessor Claims or General Unsecured Claims, to the extent such Holders vote to accept the Plan. The consummation of the Rights Offering is conditioned on the funding of the New Money Equity Investment, and consummation of the Plan and the Rights Offering Procedures.

3.	New Equity Cash-Out Option

Solely in the event that Class 4 (Unsecured Notes Claims) votes to approve the Plan, under the New Equity Cash-Out Procedures and prior to the Effective Date, Holders of Allowed Claims in Classes 4, 5 and 6 that vote to accept the Plan may exercise the New Equity Cash-Out Option, but only to the extent funded by the New Equity Cash-Out Purchasers, provided that the Allowed face amount of the Claims subject to the New Equity Cash-Out Option by New Equity Cash-Out Sellers does not exceed $150 million.

4.	New ABL Facility

The Plan provides for the Debtors’ potential entry into a new asset-backed credit facility in an aggregate amount of up to $150 million (the “New ABL Facility”).

5.	Blue Torch Exit Facility

Prior to the Petition Date, on March 13, 2019, the Debtors (as borrowers/guarantors) and Blue Torch entered into the Blue Torch Facility (defined below) in the aggregate principal amount of $70 million, which was fully drawn as of the Petition Date. The Blue Torch Facility is secured by a collateral package consisting primarily of a first lien on approximately 90 oil and gas aircraft that are registered and located in the U.S., Antarctica, Australia and Canada, and owned by PHI, Inc., along with associated spare parts, and a second lien on certain working capital assets pledged to Thirty Two. The Debtors propose to modify the Blue Torch Facility to provide a new asset-based term loan credit facility (the “Blue Torch Exit Facility”) in satisfaction and replacement of the Blue Torch Facility.

C.	Classification and Treatment of Classified Claims and Interests

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive the following: (i) payment in full in Cash equal to the amount of such Allowed Secured Claim; (ii) the Collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired.	100%

2	Thirty Two Claim	The Holder of the Allowed Thirty Two Claim shall receive, in full and final satisfaction, settlement, release, and discharge of its rights with respect to and under such Allowed Thirty Two Claim, the New Common Stock Class 2 Distribution.	TBD

3	Blue Torch Claim	The Holder of the Allowed Blue Torch Claim shall, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Blue Torch Claim, acquire such rights as provided under the Blue Torch Exit Facility Documents.	TBD

4	Unsecured Notes Claims	Each Holder of an Allowed Unsecured Notes Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Unsecured Notes Claim, its Pro Rata share of the New	TBD

[3]	Claim/Equity Interest Amounts are estimated based on the Debtors’ books and records as of the date of this Disclosure Statement and are subject to change.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Allowed Unsecured Notes Claims that vote to accept the Plan shall be entitled to receive (in each case, as eligible), in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.

5	Aircraft Lessor Claims	Each Aircraft Lessor that enters into a Modified Aircraft Lease shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights, its Pro Rata share of the New Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Aircraft Lessor Claims that vote to accept the Plan shall be entitled to receive (in each case, as eligible), in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.	TBD

6	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights, its Pro Rata share of the New Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Allowed General Unsecured Claims that vote to accept the Plan shall be entitled to receive (in each case, as eligible), in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.	TBD

7	Intercompany Claims	Holders of an Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Intercompany Claims shall be discharged.	0%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest[3]	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan

8	Subordinated Claims	Subordinated Claims are subordinated under the Plan and section 510 of the Bankruptcy Code. The Holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Subordinated Claims shall be discharged.	0%

9	Intercompany Interests	Subject to the Restructuring Transactions, the Intercompany Interests shall remain effective, outstanding and Reinstated on the Effective Date and shall be owned and held by Reorganized PHI as of the Effective Date.	100%

10	Existing PHI Interests	Holders of an Existing PHI Interest shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Existing PHI Interests shall be discharged.	0%

D.	Solicitation Procedures

1.	Voting Procedures

On [●], 2019 the Bankruptcy Court entered the Disclosure Statement Order which, among other things, (a) approved the dates, procedures and forms applicable to the process of soliciting votes on and providing notice of the Plan, as well as certain vote tabulation procedures and (b) established the deadline for filing objections to the Plan and scheduling the hearing to consider confirmation of the Plan.

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each ballot and are also set forth in greater detail in Disclosure Statement Order.

PLEASE REFER TO THE INSTRUCTIONS ATTACHED TO THE BALLOT THAT YOU HAVE RECEIVED FOR MORE DETAILED INFORMATION REGARDING THE VOTING REQUIREMENTS, RULES AND PROCEDURES APPLICABLE TO VOTING YOUR CLAIM.

a.	The Voting and Claims Agent

On March 21, 2019, the Bankruptcy Court entered an order approving the retention of Prime Clerk to, among other things, act as Voting and Claims Agent [Docket No. 85].

Specifically, the Voting and Claims Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notice (as defined in the Disclosure Statement Order); (b) mailing the Solicitation Package (as defined in the Disclosure Statement Order and as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by Holders of Claims against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors regarding the Plan and their Ballots.

Holders of Claims entitled to vote on the Plan are advised to read the Disclosure Statement Order, which sets forth in greater detail the voting instructions summarized herein.

b.	The Voting Deadline

The Bankruptcy Court has approved [●] p.m. (CDT) on [●], 2019 as the Voting Deadline. The Voting Deadline is the date by which all Ballots must be properly executed, completed and delivered to the Voting and Claims Agent in order to be counted as votes to accept or reject the Plan.

c.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim or Equity Interest within such Class) under the Plan:

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Thirty Two Claim	Impaired	Entitled to Vote

3	Blue Torch Claim	Impaired	Entitled to Vote

4	Unsecured Notes Claims	Impaired	Entitled to Vote

5	Aircraft Lessor Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

10	Existing PHI Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Rights Offering Procedures

In connection with the Plan, after having obtained approval of the Rights Offering Procedures described in Article XVIII below by entry an order of the Bankruptcy Court (such approval, the “Rights Offering Order”), in the event that Class 4 votes to accept the Plan, the Debtors will launch the Rights Offering to Holders of Claims in Classes 4, 5 and 6 (available only to such Eligible Offerees who vote to accept the Plan), pursuant to which Eligible Offerees in those Classes will be entitled to participate in the Rights Offering in order to fund a $70 million New Money Equity Investment in the Reorganized Debtors. The percentage of New Common Stock to be issued under the Rights Offering shall be calculated by dividing (a) the New Money Equity Investment, by (b) eighty percent (80%) of the Plan Equity Value.

3.	New Equity Cash-Out Procedures

In connection with the Plan, after having obtained approval of the New Equity Cash-Out Procedures described in Article XIX below by entry an order of the Bankruptcy Court (such approval, the “New Equity Cash-Out Order”), in the event that Class 4 votes to accept the Plan, Holders of Claims in Classes 4, 5 and 6 that vote to accept the Plan a may exercise the New Equity Cash-Out Option, but only to the extent funded by the New Equity Cash-Out Purchasers, provided, however that the Allowed face amount of the Claims subject to the New Equity Cash-Out Option by New Equity Cash-Out Sellers shall not exceed, in the aggregate, $150 million (the “New Equity Cash-Out Limit”).

4.	Potential Outcomes for Classes 4, 5 and 6

Under the Plan, creditors in Classes 4, 5 and 6 may receive a range of various outcomes depending on a number of factors, as described above, including whether (a) Class 4 votes to accept the Plan; (b) individual Holders of Claims in Classes 4, 5 and 6 vote to accept the Plan; and (c) Holders of Claims in Classes 4, 5 and 6 choose to exercise the New Equity Cash-Out Option. Below is a summary chart of the range of outcomes, which is meant to provide illustrative guidance and shall not in any way amend the terms of the Plan:

CLASS 4 REJECTS PLAN
Classes 4, 5 & 6 receive New Common Stock
No other options available
CLASS 4 ACCEPTS PLAN
Accepting creditors in Classes 4, 5 & 6 may exercise the New Equity Cash-Out Option
ELECT CASH
Elect to participate in New Equity Cash-Out Option as New Equity Cash-Out Seller
DO NOT ELECT CASH
Option for Eligible Offerees to participate (i) in the Rights Offering and (ii) as a New Equity Cash-Out Purchaser
Receive cash, if available from New Equity Cash-Out Purchasers (and up to New Equity Cash-Out Limit)
If cash is not available, receive New Common Stock under New Common Stock Distribution
Receive New Common Stock under New Common Stock Distribution
Elect to participate in New Money Equity Investment
Decline to participate as a New Equity Cash-Out Purchaser
Receive New Common Stock under New Common Stock Distribution
Decline to participate in New Money Equity Investment
Decline right to participate as a New Equity Cash-Out Purchaser
Receive New Common Stock under New Common Stock Distribution
Elect to participate in the New Money Equity Investment
Elect to participate as a New Equity Cash-Out Purchaser

E.	Plan Confirmation

1.	The Confirmation Hearing

The Confirmation Hearing will commence at [●] (CDT) on [●], 2019 before the Honorable Harlin D. Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, Dallas, 14th Floor, Courtroom 3, Texas 75242-1496. The Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by filing a notice indicating such adjournment with the Bankruptcy Court. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

2.	The Deadline for Objecting to Confirmation of the Plan

Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector. Any such objection must be filed with the Bankruptcy Court and served in accordance with the Solicitation Procedures Order on or before [●], 2019 at [●] (CDT). Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

3.	Effect of Confirmation of the Plan

Article IX of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

F.	Consummation of the Plan

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article VIII of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

G.	Risk Factors

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM IN THE VOTING CLASSES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN OR INCORPORATED INTO THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE XXI HEREIN TITLED, “RISK FACTORS.”

ARTICLE II.

INTRODUCTION

The Debtors submit this Disclosure Statement under section 1125 of the Bankruptcy Code to Holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Plan filed by the Debtors with the Bankruptcy Court; and (2) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), scheduled to commence on [●] 2019 at [●] (CDT). Unless otherwise indicated or defined herein, all capitalized terms have the meanings ascribed to them in the Plan.

Attached as exhibits to this Disclosure Statement are:

•	The Plan (Exhibit A);

•

Order of the Bankruptcy Court (the “Solicitation Procedures Order”), which, among other things, approves this Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, the Rights Offering Procedures and the New Equity Cash-Out Procedures (without exhibits, Exhibit B);

•	The Debtors’ Liquidation Analysis (Exhibit C);

•	Financial Projections (Exhibit D); and

•	Valuation (Exhibit E).

In addition, unless otherwise noted, a ballot for the acceptance or rejection of the Plan is enclosed with each copy of this Disclosure Statement that is submitted to the Holders of Claims that are entitled to vote to accept or reject the Plan.

On [●], 2019, after notice and a hearing, the Bankruptcy Court entered the Solicitation Procedures Order, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Solicitation Procedures Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each ballot. Each Holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Plan Supplement, and the exhibits attached to all of the foregoing documents, and the agreements and documents described herein therein, the Solicitation Procedures Order and the instructions accompanying the ballot in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except under section 1125 of the Bankruptcy Code.

ARTICLE III.

OVERVIEW OF CHAPTER 11

Chapter 11, the principal business reorganization chapter of the Bankruptcy Code, permits a debtor to reorganize or liquidate its business for the benefit of itself, its creditors, and equity interest holders. In addition to the rehabilitation or liquidation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders in the distribution of a debtor’s assets. The commencement of a chapter 11 case creates an estate comprised of all of the legal and equitable interests of the debtor as of the date the chapter 11 petition is filed. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan is the principal objective of a chapter 11 case. A plan of reorganization and liquidation both set forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity subject to the terms of the Plan. Subject to certain limited exceptions, the order approving confirmation of a plan of reorganization discharges a debtor from any debt, equity interest, or other claim that arose prior to the date of confirmation of the plan and substitutes in place of such debts and other claims the obligations specified in the confirmed plan. Unlike a plan of reorganization, confirmation of a plan of liquidation does not discharge the debtor. A plan of liquidation is a sub-type of a chapter 11 plan, under which a debtor sells or transfers all or substantially all of its assets and winds down all of its operations in orderly fashion under supervision of the bankruptcy court.

Certain holders of claims against, and sometimes equity interests in, a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable claimant or holder of an equity interest to make an informed judgment regarding the plan. The Debtors are submitting this Disclosure Statement, under section 1125 of the Bankruptcy Code, to holders of Claims against the Debtors that are entitled to vote to accept or reject the Plan.

ARTICLE IV.

DEBTORS’ OPERATIONS AND FINANCIAL DATA

A.	Helicopter Services

Since its incorporation in 1949, PHI has been a leading provider of helicopter transportation services. PHI operates primarily for customers engaged in the offshore oil and gas exploration, development, and production industry. PHI also provides air ambulance services through its subsidiary PHI Air Medical, L.L.C., as well as technical services through its subsidiary PHI Tech Services, Inc. With its senior management headquartered in Lafayette, Louisiana, PHI maintains operations through subsidiaries and affiliates in several locations in the United States, Africa, Asia, Australia, the Caribbean, and Europe. Although the Debtors have expanded internationally in recent years, a substantial portion of its offshore flights continue to be concentrated in the Gulf of Mexico, where it is a leading provider of such services.

PHI’s business is primarily organized under the following three activities:

•

Oil and Gas: PHI’s oil and gas business segment, headquartered in Lafayette, Louisiana and operated through Debtor PHI, Inc., provides helicopter services primarily for the major integrated and independent oil and gas production companies transporting personnel and, to a lesser extent, parts and equipment to, from and among offshore platforms in the Gulf of Mexico and internationally. The Company has longstanding customer relationships with premier global oil and gas companies, including Shell Oil Company, BP America Production Company, ExxonMobil Production Co., ConocoPhillips Company, ENI Petroleum and Fieldwood Energy. The Company’s customers use PHI’s services primarily for routine transportation of personnel and equipment, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. While most oil and gas aircraft are available for hire by any customer, others are specifically dedicated to individual customers. Most of PHI’s services in this segment are for production facilities, as opposed to exploration facilities, given that production facilities tend to operate for longer, fixed periods.

•

Air Medical: PHI currently operates its second major business segment—“Air Medical”—exclusively in the United States,[4] with headquarters in Phoenix, Arizona, through the Debtor entity PHI Air Medical, L.L.C. As of December 31, 2018, the Company utilized approximately 110 aircraft at 80 separate locations in 18 states to provide air medical transportation services for hospitals and emergency service agencies, as well as patient transfer center services. The Air Medical business segment primarily operates under an Independent Provider Model (“IPM”) and, to a lesser extent, under the Traditional Provider Model (“TPM”). Under the IPM, the Company has no contracts and no fixed revenue stream, and instead competes for transport referrals on a daily basis with other independent operators in the areas in which PHI operates. Services are billed on a flat-rate basis, plus a variable charge per patient-loaded mile (regardless of the aircraft model utilized). Collections typically come from Medicaid, Medicare, private insurance, or directly from the transported patient. Under the TPM, by contrast, the Company directly contracts with specific hospitals or other healthcare-related companies to provide medical transportation services, with contracts typically awarded after a competitive bidding process. With this model, PHI receives a fixed fee for aircraft availability, as well as a variable fee for flight time. Most of these contracts contain early termination clauses that allow hospitals to terminate for any reason and without penalty upon 180 days’ notice. The Company also provides other value-added services to its customers.

•

Technical Services: While the oil and gas and Air Medical business segments represent the Company’s primary businesses, PHI also engages in providing helicopter repair and overhaul services for flight operations customers that own their own aircraft, under the Technical Services business segment and through the Debtor entity PHI Tech Services, Inc. Costs associated with these services are primarily labor-related, and customers are billed at a percentage above costs. Periodically, the Company also provides flight services to governmental customers under this segment, including an agreement to operate six aircraft for the National Science Foundation in Antarctica, which typically occurs in the first and fourth quarters each year. This agreement is scheduled to lapse on April 30, 2019, and the

[4]	PHI Air Medical, L.L.C. owns entities in Saudi Arabia and the Cayman Islands; however no air ambulance operations are currently conducted in those jurisdictions.

Company is currently in the process of bidding upon the renewal contract. Also included in this segment is PHI’s proprietary Helipass operation, which provides software as a service (SaaS) to certain oil and gas customers for the purpose of passenger check-in and compliance verification. Operating revenues from this business segment have typically represented between 4-6% of consolidated operating revenues over the last three years.

In December 2017, PHI acquired the offshore businesses of HNZ Group, Inc. (“HNZ”), an international provider of onshore and offshore helicopter transportation and related support services, headquartered in Montreal, Canada. The acquisition by PHI of HNZ’s offshore business further expanded PHI’s capacity to serve Southeast Asia, Australia and New Zealand, and further broadened PHI’s capabilities to provide comprehensive solutions to its customers worldwide. HNZ and PHI’s other foreign subsidiaries are not Debtors in these Chapter 11 Cases.

As of the Petition Date, PHI owned or operated approximately 238 aircraft worldwide (approximately 17 of which were leased, eight of which were owned by the customer and operated by PHI, and the remaining 213 owned by PHI). Of these, 119 aircraft are dedicated to oil and gas operations, 111 are dedicated to Air Medical, six are dedicated to Technical Services, and two are used for general corporate purposes. As of the Petition Date, PHI employed approximately 2,218 employees, including pilots, mechanics, medical and administrative staff. In addition to providing flight and medical services, PHI employees conduct routine maintenance and repair work, completely overhaul engines and airframes, operate a state-of-the-art painting facility, research and develop leading-edge safety-related technology and programs, research new aviation procedures, develop new products and techniques, and maintain a multimillion-dollar inventory.

B.	Regulation of the Debtors’ Business

The Debtors’ operations are conducted in the United States as well as in non-U.S. jurisdictions and are subject to governmental laws, regulations, and treaties in the countries in which they operate. The laws, regulations, and treaties that impact the Debtors’ operations include those relating to (i) the provision of helicopter flight operations and helicopter repair services, (ii) environmental protection, (iii) health and safety, (iv) taxation of the Debtors’ earnings and the earnings of the Debtors’ expatriate personnel, (v) immigration restrictions for expatriate personnel, (vi) minimum requirements for the use of local employees and suppliers, (vii) duties and restrictions on the importation and exportation of helicopters and other equipment, (viii) local currency requirements, and (ix) restrictions on repatriated cash.

C.	Prepetition Capital Structure and Debt Obligations

PHI, Inc. reports its financial information on a consolidated basis and prepares its financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). As of the Petition Date, the Debtors’ debt obligations include (a) an aggregate amount of $200 million of prepetition secured obligations under the Thirty Two Loan Agreement and the Blue Torch Facility (together, the “Prepetition Secured Debt Obligations”), (b) $500 million of Prepetition Note Obligations under the Prepetition Indenture (as such terms are defined below) (together with the Prepetition Secured Debt Obligations, the “Prepetition Debt Obligations”), and (c) certain lease obligations and other trade debt obligations, all as further described below.

1.	Thirty Two Loan Agreement

Specifically, on or about September 21, 2018, PHI, Inc., as borrower, entered into the Thirty Two Loan Agreement with Thirty Two, L.L.C., a Nevada limited liability company, as lender (“Thirty Two”), for a term loan in the aggregate principal amount of $130 million (the “Thirty Two Loan Agreement”). Thirty Two is a wholly owned affiliate of the Company’s chief executive officer, Mr. Al A. Gonsoulin, who is the beneficial owner of more than 70% of the outstanding voting power of the Company’s capital stock. Mr. Gonsoulin serves as Thirty Two’s managing member. PHI, Inc.’s obligations under the Thirty Two Loan Agreement (the “Thirty Two Loan Agreement Obligations”) are guaranteed by PHI Air Medical, L.L.C. and PHI Tech Services, Inc. (the “Thirty Two Loan Guarantors”), both of which are wholly owned subsidiaries of PHI. The obligations and the guarantors’ obligations under the Thirty Two Loan Agreement are secured by all of their respective inventory, spare parts and accounts receivable located in the U.S.

The Thirty Two Loan Agreement bears interest at a rate of 6% per annum, with quarterly payment dates of March 31, June 30, September 30 and December 31. The Thirty Two Loan Agreement contains no financial maintenance covenants. As security for payment and performance of the Thirty Two Loan Agreement, PHI, Inc. and the Thirty Two Loan Guarantors provided to Thirty Two (as they had provided to Whitney Bank) a first-priority lien and security interest in all of PHI, Inc.’s and the Thirty Two Loan Guarantors’ Inventory, Parts and all Accounts (each as defined in the Thirty Two Loan Agreement). In connection with the Debtors’ entry into the Blue Torch Facility, Thirty Two agreed to subordinate its first lien on the spare parts associated with the approximately 90 oil and gas aircraft pledged to Blue Torch, in exchange for a second lien in certain of such pledged aircraft but only to the extent of the diminution in value of its subordinated lien on the spare parts. The Thirty Two Loan Agreement loan matures on September 21, 2020.

2.	Blue Torch Facility

On March 13, 2019, the Debtors, as borrowers and/or guarantors, and affiliates of Blue Torch Capital LP (“Blue Torch”), as lenders, entered into a $70 million term loan, which was fully drawn as of the Petition Date (the “Blue Torch Facility”), secured by a collateral package, consisting primarily of a first lien on approximately 90 oil and gas aircraft that are registered and located in the U.S., Antarctica, Australia and Canada, and owned by PHI, Inc., as well as the spare parts associated therewith, and a second lien on certain working capital assets pledged to Thirty Two.

The Debtors’ ability to incur additional indebtedness of the type provided under the Blue Torch Facility was not restricted by the Unsecured Notes Indenture. Indeed, such indebtedness is specifically permitted under Section 4.10(b) of the Unsecured Notes Indenture, which permitted the Debtors to incur up to an additional $200 million in loan obligations ($130 million of which comprises the Thirty Two Loan Agreement).

3.	Unsecured Notes

Under that certain indenture dated as of March 17, 2014 (the “Prepetition Indenture”), by and among Debtor PHI, Inc., as issuer, and certain of PHI, Inc.’s domestic subsidiaries, as guarantors (the “Note Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”)5, PHI, Inc. issued 5.25% Senior Notes (the “Notes”), on an unsecured basis, in the aggregate principal amount of $500

[5]

Pursuant to that certain Instrument of Resignation, Appointment and Acceptance, dated as of February 28, 2019, U.S. Bank National Association resigned as Trustee and Delaware Trust Company was appointed as Successor Trustee.

million, in favor of certain registered holders (the “Noteholders”). The Notes are unconditionally guaranteed on a joint and several and senior basis by each of the Note Guarantors. Interest payments were due under the Notes semi-annually on March 15 and September 15.

4.	Other Obligations

a.	Real Property Lease Obligations

As noted above, PHI leases office and hangar space, as well as operating bases, for its different business segments (the “Real Property Leases”). While the Company stayed current on its obligations in connection with the Real Property Leases, as of the Petition Date, certain outstanding amounts may be due to the relevant landlords primarily as a result of the timing of the commencement of these Chapter 11 Cases.

b.	Helicopter Lease Obligations

PHI is party to approximately 17 helicopter leases (the “Helicopter Leases”). These leased aircraft comprise less than 8% of the Company’s fleet and are utilized exclusively in the Debtors’ oil and gas business segment. The Company engaged those helicopter lessors of Debtor entities (i.e., regarding 15 of the 17 leased aircraft) prepetition in an attempt to renegotiate the Helicopter Leases on terms sustainable for the Company and which reflect the current market value of the subject aircraft. These negotiations remain ongoing, as set forth in greater detail below.

c.	Trade Debt

As of the Petition Date, the Debtors estimate that approximately $14-$16 million was due and owing to holders of pre-petition trade claims. Although the Debtors were current on their invoiced obligations to their trade vendors, amounts may still be due and owing as of the Petition Date largely as a function of the timing of the commencement of these Chapter 11 Cases.

d.	Equity Holders of PHI

PHI’s voting and non-voting common stock is publicly traded on the OTC Pink Sheets under the tickers “PHIIQ” (voting) and “PHIKQ” (non-voting). As of the Petition Date, the Company’s voting stock was trading at approximately $4.02 per share; however, since the Petition Date, the voting stock has plummeted to approximately $1.26 per share. As of December 31, 2018, Mr. Gonsoulin, PHI’s Chairman and Chief Executive Officer, is the beneficial owner of more than 70% of the outstanding voting power of the Company’s capital stock.

D.	Corporate Structure and Management

PHI, Inc. is the parent entity to all domestic and non-Debtor foreign subsidiaries. It is also the operating entity for the oil and gas business segment, while PHI Air Medical, L.L.C. operates the air medical business segment, and PHI Tech Services Inc. operates the technical services business segment. The following entities are non-Debtor domestic subsidiaries of PHI that were created for the purpose of facilitating aircraft leases: Helicopter Leasing, L.L.C.; Helicopter Management, L.L.C.; Helex, L.L.C.; Sky Leasing, L.L.C.; Vertilease, L.L.C.; Leasing Source, L.L.C.; and MDHL, L.L.C. Certain of these entities hold only bare legal title to aircraft registered in PHI’s name. Revenue from Helicopter Management, L.L.C. and Helex L.L.C. is reported through PHI. as technical services revenue; no revenue is generated from the other non-Debtor domestic subsidiaries.

PHI’s current board of directors (the “Board”) is composed of Mr. Al A. Gonsoulin (as Chief Executive Officer); Mr. Lance F. Bospflug (as President and Chief Operating Officer); Mr. Alan W. Brass; Mr. C. Russell Luigs; Mr. Richard H. Matzke; and Mr. Thomas H. Murphy. Messrs. Brass, Luigs, Matzke and Murphy all qualify as “independent” directors under New York Stock Exchange rules.

On February 13, 2019, the Board adopted resolutions creating, among other things, a special restructuring committee of the Board comprising four independent directors (the “Special Restructuring Committee”). Mr. Gonsoulin and Mr. Bospflug remain members of the Board but do not participate in the deliberations or decision-making by the Special Restructuring Committee. Mr. Brass serves as the Chairman of the Special Restructuring Committee and Mr. Murphy serves as the Vice Chair. The Special Restructuring Committee was formed to address restructuring-related issues in which either Mr. Gonsoulin or Mr. Bospflug had an actual or potential conflict of interest. The Plan was approved by vote of the Special Restructuring Committee.

E.	Events Leading to the Chapter 11 Filings

1.	Market Conditions

Service companies to the energy sector have been hit especially hard since the dramatic decline and continued uncertainty in the sector beginning in mid-2014 due to, among other things, oversupply of oil in the U.S. coupled with weakening demand in Europe and emerging markets. These market dynamics have led to scores of oil-and-gas-related bankruptcies, impacting exploration and production companies as well as an array of services providers and vendors. As a result of this prolonged cyclical downturn in the industry, oil and gas exploration projects have been reduced significantly by the Company’s customers. Indeed, many customers have significantly reduced the number of helicopters used for their operations and have utilized the downturn to drive major changes in their offshore businesses, which have in turn drastically reduced revenues to PHI’s oil and gas business segment in the Gulf of Mexico. And while the price of crude oil slowly began to recover in 2018, the instability in the market continues to drive uncertainty and negatively impact the scope and volume of services requested from service providers such as PHI.

The effect of the downturn in the oil and gas industry has been felt by nearly all companies in the helicopter service industry. The downturn created an oversaturation of helicopters in the market, significantly impacting service companies’ utilization and yields. Indeed, this domino effect on the industry has required helicopter operators, like their customers, to initiate their own cost-cutting measures, including reducing fleet size and requesting rental reductions on leased aircraft. For some helicopter companies, like PHI, filing chapter 11 was impossible to avoid.

The Company suffered a significant decrease in revenue from Air Medical in 2018 and 2017 compared to 2016. Several factors contributed to this decrease, including weather-related issues and delays, changes in labor costs, and an increase in patients covered by Medicare and Medicaid (as opposed to commercial insurers), which resulted in slower and reduced collections, given that reimbursement rates from public insurance are significantly lower than those from commercial insurers or self-pay. Indeed, the Company responds to calls for emergency air medical transport without reviewing the creditworthiness or insurance coverage of the patient, and it is not permitted under applicable law and regulations to refuse service to patients based on an inability to pay. As a result, collection rates for the Air Medical business segment are more volatile than those rates in the oil and gas business segment. In addition to these patient-mix issues, the Company and other air medical transport providers also encountered certain weather-related issues in 2018—more so than in years past—that led to the cancellation of numerous flights, thereby impacting the segment’s bottom line.

2.	Debt Burdens and Liquidity Constraints

As described above, the Debtors have significant Prepetition Debt Obligations, including $500 million in Notes, which matured on March 15, 2019. Prior to the Petition Date, given the then-looming maturity date of the Notes, the Company embarked on a number of restructuring initiatives, including the refinancing of its Notes. For the reasons described in greater detail below, this refinancing effort ultimately proved unsuccessful.

Alongside these mounting debt obligations culminating in the looming maturity of the Notes, the Company has also faced additional liquidity constraints since the end of 2017. The Company closed its acquisition of HNZ on December 29, 2017 for a net purchase price of approximately $126.6 million, which the Company paid in cash from the proceeds of maturing or liquidated short-term investments. This acquisition represented a significant step in its global diversification strategy, further solidifying PHI’s reputation as a premier helicopter company with a larger global presence and broad global operating capabilities.

Given these considerations, although the Company has met its ongoing debt service and trade obligations over the last several years while facing revenue declines, the Company—facing maturity of the Notes—reached an inflection point: it could not meet its principal payment obligations on the Notes.

3.	PHI’s Prepetition Restructuring Efforts

PHI has undertaken a number of restructuring initiatives to address its Prepetition Debt Obligations, and to redirect its business and operations toward sustainability:

a.	Exploring Refinancing Alternatives

Beginning in late 2017, the Company considered its options for refinancing its Notes. On June 18, 2018, the Company publicly launched a refinancing and tender offer to holders of the Notes. The Company initially sought to refinance its outstanding debt primarily through the issuance of senior secured notes. When those efforts were unfruitful, it subsequently sought to raise the necessary funds primarily through the issuance of term indebtedness. However, on October 12, 2018, PHI announced its termination of the refinancing process and accompanying tender offer. Unfortunately, these efforts coincided with a sudden and significant decline in the high-yield bond market, resulting from a variety of factors. The terms being proposed by certain potential lenders (including several of the Noteholders) to refinance the Notes on a secured basis were not only onerous and expensive, but in PHI’s judgment would have left the Company with an unsuitable capital structure which would have inevitably required a financial restructuring in the near term. Given these factors, the Company believed it appropriate to seek out alternative strategies other than refinancing the Notes.

b.	Engaging Advisors and Exploring Strategic Alternatives

On September 28, 2018, the Company announced that it had hired Houlihan Lokey Capital, Inc. (“Houlihan”) as its financial advisor to assist in exploring and evaluating a broad range of strategic alternatives. The Company considered several options, including, among others: (a) a sale or merger of the entire business; (b) a sale of portions of the business in an effort to repay the

Prepetition Note Obligations with a particular focus on selling the Air Medical business segment and continuing operations as a de-levered oil and gas and technical services company; (c) a potential refinancing of the Notes to provide the Company with additional breathing room past March 2019; and (d) an in- or out-of-court restructuring.

The Company, through its advisors, contacted dozens of potential financial and strategic buyers for the Company, as a whole, or for either the individual Air Medical or oil and gas business segments only. To date, the Company has not received any indications of interest from potential buyers that the Board views as actionable.

c.	Negotiations with Noteholders

In light of the impending maturity of the Notes, and the inability of the sales process to generate sufficient net proceeds, in January of 2019, the Company, through Houlihan, FTI and its restructuring counsel, DLA Piper LLP (US), initiated restructuring discussions in an effort to broker a consensual out-of-court restructuring with certain of the Noteholders. In order to facilitate these negotiations, certain of the Noteholders representing more than 70% in value of outstanding Notes formed an ad hoc committee (the “Ad Hoc Committee”) and hired Milbank LLP as legal counsel and PJT Partners LP as financial advisor (together, the “Ad Hoc Committee Advisors”). At that time, the Ad Hoc Committee Advisors (but not the Noteholders) entered into nondisclosure agreements with the Company to negotiate on behalf of the Ad Hoc Committee and not otherwise restrict any of the Noteholders’ trading activities with respect to the Notes. The Company agreed to, and indeed did, pay the incurred fees of the Ad Hoc Committee Advisors prior to the Petition Date.

Following a meeting held by the Company on February 6, 2019, led by the Company’s management and advisors, with each member of the Ad Hoc Committee and the Ad Hoc Committee Advisors present, the Company’s advisors sought to kick-start negotiations by delivering “strawman” restructuring terms to the Ad Hoc Committee Advisors. Over the course of the subsequent weeks, the Company received feedback on these terms from the Ad Hoc Committee Advisors. After reviewing this feedback, the Company and its advisors concluded that the prospects of negotiating a consensual restructuring framework prior to the maturity date seemed improbable. However, the Company continued to provide additional diligence information to the Ad Hoc Committee and the Ad Hoc Committee Advisors. This additional diligence information provided to the Ad Hoc Committee Advisors included the Company’s business plans for the years 2019, 2020 and 2021, as well as long-term operating cash flows and budgets. Ultimately, the “strawman” restructuring terms did not gain traction with the Noteholders, and the Company’s efforts shifted toward a focus on ensuring a smooth transition into chapter 11. The Company believed, in its business judgment, that it would be better served continuing negotiations with the Ad Hoc Committee, the Ad Hoc Committee Advisors and the Noteholders in the chapter 11 cases.

d.	Negotiations with Lessors

As noted above, PHI leases 17 aircraft in connection with its oil and gas business segment. These Helicopter Leases contain burdensome financial and non-monetary obligations for the Company. They are also non-uniform, such that maintenance of and adherence to the requirements of each lease demands significant time from Company employees, creating certain unnecessary operational inefficiencies.

Because of this leasing environment, the Company decided that, prepetition, it would proactively contact helicopter lessors in an attempt to renegotiate lease terms and agreements, and also standardize the form of Helicopter Leases across the entire leased fleet. As a result of this outreach, all of the lessors, either pre- or post-petition, entered into nondisclosure agreements with the Company, which enabled the commencement of negotiations. These negotiations remain ongoing and the Debtors are optimistic that they will be able to reach agreements (and seek approval from this Court of those agreements) with substantially all of the lessors.

e.	Pre-Petition Financing

In addition to cost-cutting measures and discussions with current lenders, lessors and vendors, the Company simultaneously looked to external financing sources not only for purposes of refinancing pre-petition debt but also to allow for increased liquidity and more certainty with ongoing operations, including for cash needs during a chapter 11 process. Importantly, the Prepetition Indenture did not restrict this type of additional incurrence of debt. Indeed, Section 4.10(b) of the Prepetition Indenture lists certain permitted forms of debt that the Company is entitled to incur while the Prepetition Note Obligations remain outstanding, including taking on up to $200 million in additional loan obligations ($130 million of which comprises the Thirty Two Loan Agreement obligations). Prepetition Indenture, § 4.10(b)(1), (13).

To that end, the Company and its advisors undertook a comprehensive marketing process to secure proposals for out-of-court financing. The Company, along with its advisors, built a cash-flow budget, which was used to determine the required size of the proposed financing. Based on these calculations, the Company determined that approximately $70 million of funding would provide sufficient liquidity for appropriate working capital, funding capital expenditures, and otherwise funding the Chapter 11 Cases.

In light of the fact that many of the Company’s assets were unencumbered and that the terms of the Prepetition Indenture allowed the Company to obtain additional secured financing without requiring the consent of the Noteholders, the Company sought and received multiple proposals to provide financing, certain of which were structured as out-of-court facilities and others as DIP facilities. Through significant negotiations by the Company and its advisors, the Company determined that the proposal provided by Blue Torch provided the Company with the best available financing package and, on February 27, 2019, the Company and Blue Torch entered into a non-binding term sheet in connection with the financing.

During this time, the Company continued to negotiate with the Ad Hoc Committee and also solicited the Ad Hoc Committee (and certain Noteholders) to propose out-of-court financing to the Company. On February 28, 2019, the Company received a DIP financing proposal from members of the Ad Hoc Committee on terms significantly less attractive than those provided under Blue Torch’s proposal. In light of this, the Company ultimately determined, in the exercise of its business judgment and after consultation with its advisors, that the $70 million out-of-court financing package provided by Blue Torch prior to the Petition Date represented the best of all available options for the Company to enter chapter 11 with ample liquidity to continue operating and fund these Chapter 11 Cases. The financing closed on March 13, 2019 and the Blue Torch Facility was fully drawn on that date.

The Blue Torch Facility is secured by a collateral package primarily comprising approximately 90 oil and gas aircraft and related engines that are (a) registered and located in the U.S., Antarctica, Australia and Canada, and (b) owned by PHI, Inc. Excluded from the collateral package are the Company’s Air Medical aircraft (except for one), aircraft not owned by PHI, Inc., or otherwise located in a geographic region where it was not practicable or feasible for the Company to provide Blue Torch with a security interest. Pursuant to that certain intercreditor agreement by and between Blue Torch and Thirty Two (the “Intercreditor Agreement”) entered into in connection with the financing, Thirty Two agreed to subordinate its first lien on the relevant spare parts, in exchange for a second lien on the approximately 90 oil and gas aircraft pledged to Blue Torch to the extent of the diminution in value of its subordinated lien on the spare parts. The Company also granted to Blue Torch a second lien on PHI, Inc.’s working capital assets, junior to the interests of Thirty Two, in exchange for a second lien to Thirty Two on Blue Torch’s collateral as described above.

ARTICLE V.

SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases and First Day Orders

On the Petition Date, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases were assigned to the Honorable Harlin D. Hale and are being jointly administered for administrative convenience. At the first day hearings, the Debtors obtained interim approval to, among other things, maintain its centralized cash management system, honor certain prepetition obligations to employees, customer, and taxing authorities, and continue their business in the ordinary course during the pendency of the Chapter 11 Cases. A description of the first day motions is set forth in the Declaration of Robert A. Del Genio, Chief Restructuring Officer of PHI, Inc., in Support of First Day Pleadings [D.I. 16], filed on March 15, 2019.

The Debtors have filed applications to retain the following advisors in the Chapter 11 Cases: (i) DLA Piper LLP (“DLA Piper”), as counsel to the Debtors, (ii) FTI Consulting, Inc. (“FTI”), as financial advisor to the Debtors, (iii) Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as the Debtors’ investment banker, and (iv) Prime Clerk LLC (“Prime Clerk”), as claims, noticing, and solicitation agent. The Bankruptcy Court granted the application to employ Prime Clerk [D.I. 85]. The remaining retention applications will be heard by the Court on April 15, 2019.

B.	Appointment of the Creditors Committee and Equity Committee Formation Request

1.	Creditors’ Committee Appointment

Under section 1102(a)(1) of the Bankruptcy Code, on March 25, 2019, the United States Trustee for the Northern District of Texas (the “U.S. Trustee”) appointed the Creditors’ Committee, comprising the following creditors: (i) Delaware Trust Company; (ii) Oaktree Capital Management, L.P.; (iii) Q5-R5 Trading, Ltd.; (iv) Regions Equipment Finance Corp.; (v) Helicopter Support, Inc. The Creditors’ Committee is represented by Milbank LLP, as counsel, and PJT Partners, as financial advisor.

2.	Equity Committee Formation Request

Following the Petition Date, certain of the Debtors’ existing equity holders transmitted a letter to the U.S. Trustee requesting that the U.S. Trustee exercise its discretion to authorize the appointment of an official committee of equity security holders. Following a request by the U.S. Trustee for a formal response from the Debtors, on March 29, 2019, the Debtors submitted a formal response letter to the U.S. Trustee arguing against appointment of an official equity committee.

C.	Motion to Authorize a Key Employee Incentive Plan and Key Employee Retention Plan

On March 22, 2019, the Debtors filed a motion to authorize the implementation of a key employee incentive plan (“KEIP”) and a key employee retention plan (“KERP”). The KEIP is designed to incentivize the Debtors’ management team to maximize the value of the Debtors’ estates. It conditions any awards on meeting challenging transactional, financial, and safety metrics. The KERP is designed to incentivize performance and ensure continued employment of certain non-insider employees whom the Debtors have identified as critical to retain during the Chapter 11 Cases to best ensure the Debtors’ uninterrupted operations and successful reorganization. A hearing on this motion is currently scheduled for April 15, 2019.

D.	Equity Transfer Motion

On March 25, 2019, the Debtors filed an emergency motion seeking to establish notice and objection procedures regarding certain transfers of beneficial interests in equity securities in Debtor PHI, Inc., and establishing a record date for notice and potential sell-down procedures for claims [D.I. 125]. PHI’s stock is publicly traded on the OTC Pink Sheets, and its $500 million Unsecured Notes are also publicly traded. Prior to the Petition Date, the Debtors experienced significant losses from operation of their businesses and, as of February 28, 2019, estimate that their federal income tax net operating losses (NOLs) carryforwards are approximately $380 million and their other tax and business credits (the “Tax Credits” and, together with the NOLs, the “Tax Attributes”) carryforwards are approximately $20 million. The Debtors recognize that these Tax Attributes are valuable assets that could result in significant future tax savings for parties in interest and contribute to a successful reorganization. Recognizing that an ownership change could severely limit the use of the Tax Attributes for future income tax purposes, the Debtors filed the Motion to request approval of procedures to govern the transfers of beneficial interests in each class of common stock of PHI. In addition, the Motion was designed to give advanced notice of the possibility that the Debtors may ultimately need to seek a selldown order in connection with the Plan with respect to trading in Claims to preserve the value of the Tax Attributes. On March 27, 2019, the Court granted the relief requested in the Equity Transfer Procedures Motion on an interim basis.

E.	Collateral Analysis

In the weeks leading up to the Petition Date, as well as in connection with the “First Day” hearings that occurred on March 18-19, 2019, both the Ad Hoc Committee and the Indenture Trustee alleged that certain Causes of Action could potentially be asserted in connection with both the Blue Torch Facility and the Thirty Two Loan. These allegations include potential fraudulent transfer and preferential transfer actions related to the Blue Torch Loan Agreement, as well as the recharacterization and equitable subordination of the Thirty Two Loan Agreement. Although the Debtors do not currently believe that any of these claims have merit, the Special Restructuring Committee, in consultation with the Debtors’ advisors, are nonetheless conducting a formal investigation into whether there is any basis to pursue these or other Causes of Action. Meanwhile, the Debtors have made certain preliminary assessments regarding these claims.

In connection with the potential fraudulent transfer action relating to the Blue Torch Facility, the Debtors believe that the Liens securing the Blue Torch Facility were granted for fair consideration and reasonably equivalent value, and were granted contemporaneously with the Debtors actually receiving the proceeds of the Blue Torch Facility in exchange for such collateral. Therefore, at this time, the Debtors believe that a fraudulent transfer action relating to the Blue Torch Facility is unlikely to succeed.

Recharacterization of a debt obligation to a capital contribution is an equitable remedy that some bankruptcy courts have applied to recharacterize debt obligations as a capital contribution. In making such a determination, bankruptcy courts consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Under Fifth Circuit precedent, applicable state law governs an analysis of recharacterization, and therefore Louisiana law governs recharacterization of the Thirty Two Loan Agreement. Under Louisiana law, a court is to consider, among other things, whether the parties intended to create a debt obligation and the nature of the instrument evidencing the obligation. Based upon Louisiana law, the Debtors believe that the Thirty Two Loan Agreement was intended to be, and indeed is, a debt obligation that is not subject to recharacterization.

The Debtors will complete their formal investigation in advance of the hearing to approve the Disclosure Statement, and will supplement this section prior to that hearing.

ARTICLE VI.

SUMMARY OF THE PLAN

This Disclosure Statement contains only a summary of the Plan, a copy of which is included herein as Exhibit A. It is not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

Under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Equity Interests, and controversies resolved under the Plan.

A.	Treatment of Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code and except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor before the Effective Date or the applicable Reorganized Debtor after the Effective Date agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will be paid the full unpaid amount of such Allowed General Administrative Claim in Cash: (a) if such Allowed General Administrative Claim is based on liabilities that the Debtors incurred in the ordinary course of business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim and without any further action by any Holder of such Allowed General Administrative Claim; (b) if such Allowed General Administrative Claim is due, on the Effective Date, or, if such Allowed General Administrative

Claim is not due as of the Effective Date, on the date that such Allowed General Administrative Claim becomes due or as soon as reasonably practicable thereafter; (c) if a General Administrative Claim is not Allowed as of the Effective Date, on the date that is no later than sixty (60) days after the date on which an order allowing such General Administrative Claim becomes a Final Order of the Bankruptcy Court or as soon as reasonably practicable thereafter; or (d) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

2.	Accrued Professional Compensation Claims

a.	Final Fee Applications

All final requests for Accrued Professional Compensation Claims shall be filed no later than forty-five (45) days after the Effective Date. The amount of Accrued Professional Compensation Claims owed to the Retained Professionals shall be paid in Cash to such Retained Professionals from funds held in the Professional Fee Escrow Account after such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owed to the Retained Professionals, such Retained Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of the Plan. After all Allowed Accrued Professional Compensation Claims have been paid in full, any excess amounts remaining in the Professional Fee Escrow Account shall be returned to the Reorganized Debtors.

b.	Professional Fee Escrow Account

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.

c.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Retained Professionals shall estimate in good faith their Accrued Professional Compensation Claims (taking into account any retainers) prior to and as of the Effective Date and shall deliver such estimate to the Debtors at least three (3) calendar days prior to the Effective Date. If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

d.	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate. Each Debtor or Reorganized Debtor, as applicable, may employ and pay any fees and expenses of any professional, including any Retained Professional, in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court, including with respect to any transaction, reorganization, or success fees payable by virtue of the consummation of the Plan or the occurrence of the Effective Date.

e.	Substantial Contribution Compensation and Expenses

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases under sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before ten (10) Business Days after the Confirmation Date.

3.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall be treated under section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

4.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, will pay fees payable under 28 U.S.C § 1930(a), including fees, expenses, and applicable interests payable to the United States Trustee, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

5.	Other Priority Claims

Subject to Article VIII of the Plan, on, or as soon as reasonably practicable after (i) the Initial Distribution Date, if such Other Priority Claim is an Allowed Other Priority Claim as of the Effective Date, or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or the Distribution Trust, as applicable: (A) Cash equal to the amount of such Allowed Other Priority Claim; (B) such other less favorable treatment as to which the Debtors or Distribution Trust, as applicable, and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired under section 1124 of the Bankruptcy Code; provided, however, that Other Priority Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

B.	Classification and Treatment of Classified Claims and Equity Interests

1.	Summary

The Plan is premised upon the substantive consolidation of the Debtors, as set forth in more detail below, solely for the purposes of voting, determining which Claims have accepted the Plan, confirmation of the Plan, and the resultant treatment of Claims and Equity Interests and Distributions under the terms of the Plan. Accordingly, the Plan shall serve as a motion for entry of a Bankruptcy Court order approving the substantive consolidation of the Debtors for these limited purposes. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation, and distribution pursuant hereto and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or an Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Thirty Two Claim	Impaired	Entitled to Vote

3	Blue Torch Claim	Impaired	Entitled to Vote

4	Unsecured Notes Claims	Impaired	Entitled to Vote

5	Aircraft Lessor Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

10	Existing PHI Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.	Classification and Treatment of Claims and Equity Interests

a.	Class 1 – Other Secured Claims

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive the following: (i) payment in full in Cash equal to the amount of such Allowed Other Secured Claim; (ii) the Collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (iii) Reinstatement of such Allowed Other Secured Claim; or (iv) such other treatment rendering such Allowed Other Secured Claim Unimpaired.

b.	Class 2 – Thirty Two Claim

The Holder of the Thirty Two Claim shall receive, in full and final satisfaction, settlement, release, and discharge of its rights with respect to and under such Allowed Thirty Two Claim, the New Common Stock Class 2 Distribution.

c.	Class 3 – Blue Torch Claim

The Holder of the Allowed Blue Torch Claim shall, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Blue Torch Claim, acquire such rights as provided under the Blue Torch Exit Facility Documents.

d.	Class 4 – Unsecured Notes Claims

Each Holder of an Allowed Unsecured Notes Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights with respect to and under such Allowed Unsecured Notes Claim, its Pro Rata share of the New Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Allowed Unsecured Notes Claims that vote to accept the Plan shall be entitled to receive, in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.

e.	Class 5 – Aircraft Lessor Claims

Each Aircraft Lessor that enters into a Modified Aircraft Lease shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights, its Pro Rata share of the New Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Aircraft Lessor Claims that vote to accept the Plan shall be entitled to receive, in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.

f.	Class 6 – General Unsecured Claims

Each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Holder’s rights, its Pro Rata share of the New Common Stock Distribution; provided, however, that in the event that Class 4 votes to accept the Plan, Holders of Allowed General Unsecured Claims that vote to accept the Plan shall be entitled to receive, in addition to their Pro Rata share of the New Common Stock Distribution, either (A) the rights (but not the obligation) to participate in the Rights Offering and New Equity Cash-Out Option as a New Equity Cash-Out Purchaser or (B) the right (but not the obligation) to participate in the New Equity Cash-Out Option as a New Equity Cash-Out Seller.

g.	Class 7 – Intercompany Claims

Holders of an Intercompany Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Intercompany Claims shall be discharged.

h.	Class 8 – Subordinated Claims

Subordinated Claims are subordinated under the Plan and section 510 of the Bankruptcy Code. The Holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Subordinated Claims shall be discharged.

i.	Class 9 – Intercompany Interests

Subject to the Restructuring Transactions, the Intercompany Interests shall remain effective, outstanding and Reinstated on the Effective Date and shall be owned and held by Reorganized PHI as of the Effective Date.

j.	Class 10 – Existing PHI Interests

Holders of an Existing PHI Interest shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors on account of the Existing PHI Interests shall be discharged.

3.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote, and no Holders of Claims or Equity Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Equity Interests in such Class.

5.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests or any Class thereof is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

6.	Confirmation Under Section 1129(a)(10) and Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation under section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

7.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan shall take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Under section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

8.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

9.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure for the ultimate benefit of the Holders that receive New Common Stock in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions on account of such Holders’ Allowed Claims.

ARTICLE VII.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation

Except as expressly provided in the Plan, each Debtor shall continue to maintain its separate corporate existence for all purposes other than the treatment of Claims under the Plan and distributions from the Distribution Trust. On the Effective Date, (i) all Intercompany Claims among the Debtors shall be eliminated and there shall be no distributions on account of such Intercompany Claims, (ii) any obligation of a Debtor and any guarantee thereof by any other Debtor shall be deemed to be one obligation, and any such guarantee shall be eliminated, (iii) each Claim filed or to be filed against more than one Debtor shall be deemed filed only against one consolidated Debtor and shall be deemed a single Claim against and a single obligation of the Debtors, and (iv) any joint or several liability of the Debtors shall be deemed one obligation of the Debtors, with each of the foregoing effective retroactive to the Petition Date. On the Effective Date, and in accordance with the terms of the Plan, all Claims based upon guarantees of collection, payment or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect. Such substantive consolidation shall not (other than for purposes relating to the Plan) affect the legal and corporate structures of the Reorganized Debtors.

In the event the Bankruptcy Court does not approve the substantive consolidation of all of the Estates for the purposes set forth herein, the Plan shall be treated as a separate plan of reorganization for each Debtor not substantively consolidated.

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Chapter 11 Cases for the limited purposes set forth herein. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim on or before the deadline to object to the confirmation of the Plan, or such other date as may be fixed by the Court and the Debtors meet their burden of introducing evidence to establish that substantive consolidation is merited under the standards of applicable bankruptcy law, the Confirmation Order, which shall be deemed to substantively consolidate the Debtors for the limited purposes set forth herein, may be entered by the Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Court, which hearing shall coincide with the Confirmation Hearing.

B.	General Settlement of Claims and Interests

Under section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Equity Interest may have with respect to such Claim or Equity Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of the Thirty Two Claim, Blue Torch Claim, Unsecured Notes Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Thirty Two Claim and the Blue Torch Claim; (iii) the value of the Debtors’ encumbered and unencumbered assets; (iv) the allocation of distributable value among the creditor classes; and (v) the Plan Equity Value and the total enterprise value of the Debtors. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors and the Committee reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interests of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent.

C.	Restructuring Transactions

1.	Restructuring Transactions

On the Effective Date, the Debtors, the Reorganized Debtors, or any other entities may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that the Debtors or the Reorganized Debtors, as applicable, determine are necessary or appropriate.

The Confirmation Order shall and shall be deemed to, under both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

2.	New ABL Facility

The Debtors or the Reorganized Debtors, as applicable, shall be authorized to enter into the New ABL Facility on or before the Effective Date. On the Effective Date, the New ABL Facility Documents shall constitute legal, valid, binding, and authorized obligations of either the Reorganized Debtors or the Debtors, as applicable, and following the consummation of the Restructuring Transactions, the New ABL Facility Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended under the New ABL Facility Documents are being extended and shall be deemed to have been extended in good faith and for legitimate business purposes and are reasonable and shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New ABL Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the New ABL Facility Documents, (c) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the New ABL Facility Documents and subject only to such Liens and security interests as may be permitted under the New ABL Facility Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Blue Torch Exit Facility

On the Effective Date, the Blue Torch Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of either the Reorganized Debtors or the Debtors, as applicable, and following the consummation of the Restructuring Transactions, the Blue Torch Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended under the Blue Torch Exit Facility Documents are being extended and shall be deemed to have been extended in good faith and for legitimate business purposes and are reasonable and shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Blue Torch Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the Blue Torch Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, as applicable, the applicable agent, or any of the applicable lenders), having the priority set forth in the Blue Torch Exit Facility Documents and subject only to such Liens and security interests as may be permitted under the Blue Torch Exit Facility Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.	New Common Stock

On the Effective Date, Reorganized PHI shall issue or reserve for issuance all of the New Common Stock issued or issuable in accordance with the terms of the Plan, subject to dilution on the terms described herein. The issuance of the New Common Stock for distribution under the Plan is authorized without the need for further corporate action, and all of the shares of New Common Stock issued or issuable under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

5.	Rights Offering

Following the Bankruptcy Court’s approval of the Rights Offering Procedures, the Debtors shall consummate the Rights Offering in accordance therewith only if the Holders of Allowed Class 4 Claims vote to approve the Plan. Following such approval, the Rights Offering shall be conducted, and the New Common Stock shall be issued under the Rights Offering Procedures. The consummation of the Rights Offering is conditioned on approval of the Rights Offering Procedures, the funding of the New Money Equity Investment, and consummation of the Plan. Any amount held by the Debtors with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts.

6.	New Equity Cash-Out Option

Under the Plan and the New Equity Cash-Out Procedures, prior to the Effective Date, in the event that Class 4 votes to accept the Plan, Holders of Allowed Claims in Classes 4, 5 and 6 that vote to accept the Plan may exercise the New Equity Cash-Out Option, but only to the extent funded by the New Equity Cash-Out Purchasers, provided that the Allowed face amount of the Claims subject to the New Equity Cash-Out Option by New Equity Cash-Out Sellers shall not exceed, in the aggregate, $150 million.

D.	Stockholders Agreement

On the Effective Date, Reorganized PHI and the Holders of the New Common Stock shall enter into the Stockholders Agreement in substantially the form included in the Plan Supplement. The Stockholders Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of the New Common Stock shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized PHI, the parent company of the Reorganized Debtors.

E.	Management Incentive Plan

Effective as of the Effective Date, shares will be reserved for issuance under the Management Incentive Plan to directors, officers, and key employees of the Reorganized Debtors in accordance with the material terms set forth in the Plan Supplement. The Management Incentive Plan shall provide for 10% of the New Common Stock on a fully diluted basis.

F.	Intercompany Interests

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by the Plan and continue in place following the Effective Date.

G.	Restructuring Expenses

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable contractual arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred; provided, however, with respect to any Restructuring Expenses incurred through the Confirmation Date, to the extent any notice or objection period has not yet run as of the Effective Date, any such notice or objection periods shall survive after the Effective Date and, to the extent of any timely and successful objection to any Restructuring Expenses, the recipient of such successfully challenged Restructuring Expenses shall be subject to disgorgement.

H.	Continued Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist as of the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and under the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be under the Plan and require no further action or approval.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Agreements, Security Interests, and Other Interests

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing the Thirty Two Claim, Blue Torch Claim, Unsecured Notes Claims, and Equity Interests, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and the agents thereunder shall be discharged from all obligations thereunder. Thirty Two’s commitments and obligations (if any) to extend any further or future credit or financial accommodations under the Thirty Two Loan Agreement to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns (as applicable), Thirty Two’s participation in letters of credit issued under the Thirty Two Loan Agreement (other than the obligations of any relevant letter of credit issuer with respect to outstanding letters of credit that remain outstanding in accordance with Article III of the Plan), and all security interests and/or Liens granted under the Blue Torch Facility and/or any other Secured Claims shall also be automatically released, discharged, terminated, and of no further force and effect as of the Effective Date; provided that, notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of any Holder of a Thirty Two Claim, Unsecured Notes Claim, or Equity Interest shall continue in effect solely for purposes of (1) allowing Holders of such Allowed Claims or Equity Interests to receive distributions under the Plan and (2) allowing and preserving the rights of the agents or representative of Holders of such Claims or Equity Interests, as applicable, to make distributions on account of such Allowed Claims or Equity Interests, as provided herein.

K.	Exemption from Registration Requirements

The offering, issuance, and distribution of any Equity Securities, including the New Common Stock, under the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act under section 1145 of the Bankruptcy Code or under section 4(a)(2) of the Securities Act. Except as otherwise provided in the Plan or the governing certificates or instruments, any and all New Common Stock issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Equity Securities or instruments, including any such restrictions in the Stockholders Agreement; (2) the restrictions, if any, on the transferability of such Equity Securities and instruments; and (3) any other applicable regulatory approval.

L.	Organizational Documents

Subject to Article IV.C of the Plan, the Reorganized Debtors (including, for the avoidance of doubt, Reorganized PHI) shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Under section 1123(a)(6) of the Bankruptcy Code, the organizational documents of each of the Reorganized Debtors will prohibit the issuance of non-voting Equity Securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective organizational documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the organization documents of each of the Reorganized Debtors.

M.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity under, in contemplation of, or in connection with the Plan or under: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	New Board and Officers of the Reorganized Debtors

1.	The New Board

As of the Effective Date, the terms of the current members of the board of directors of PHI shall expire, and, without further order of the Bankruptcy Court, the New Board shall be appointed and shall initially comprise seven (7) members as follows: (a) the Chief Executive Officer of Reorganized PHI (as named by the New Board); (b) two (2) members designated by Mr. Al Gonsoulin; and (c) four (4) members designated by Holders of Unsecured Notes.

Members of the New Board will be disclosed in the Plan Supplement or at the Confirmation Hearing. The existing directors of each of the Debtors’ subsidiaries shall remain in their current capacities as directors of the applicable Reorganized Debtor, until replaced or removed in accordance with the organizational documents of the applicable Reorganized Debtors.

2.	Senior Management

On the Effective Date, the officers of the Reorganized Debtors shall be substantially the same and their employment shall be subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the Reorganized Debtors’ organizational documents and any applicable employment agreements that are assumed under the Plan.

O.	Directors and Officers Insurance Policies

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies under section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity on or at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

P.	Other Insurance Policies

On the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor under section 365 of the Bankruptcy Code and Article V of the Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such insurance policies. The insurance policies shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

Q.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code but subject to the releases set forth in Article IX of the Plan, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine, initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Subject to the releases set forth in Article IX of the Plan, no Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or Reorganized

Debtors, as applicable, will not pursue any and all available Causes of Action. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date.

R.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Equity Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of and entry into the New ABL Facility Documents, the Blue Torch Exit Facility Documents and the New Equity Documents; (4) the issuance and distribution of the New Common Stock as provided herein; and (5) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors and any company action required by the Debtors in connection therewith shall be deemed to have occurred on and shall be in effect as of the Effective Date without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

On or prior to the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors (including any president, vice-president, chief executive officer, treasurer, general counsel, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Debtors or the Reorganized Debtors, as applicable, including (1) the New ABL Facility Documents, the Blue Torch Exit Facility Documents and the New Equity Documents and (2) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

S.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New ABL Facility Documents, the Blue Torch Exit Facility Documents and the New Equity Documents, and any securities issued under the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required under the Plan. All counterparties to any documents described in this paragraph are authorized to and may execute any such documents as may be required or provided by such documents without further order of the Court.

T.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans, in each case, for workers’ compensation and workers’ compensation insurance. Any and all Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

ARTICLE VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed without the need for any further notice to or action, order, or approval of the Bankruptcy Court as of the Effective Date under section 365 of the Bankruptcy Code.

Entry of the Confirmation Order shall constitute a Bankruptcy Court Final Order approving the assumption or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, under sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, the assumption or assumption and assignment of Executory Contracts and Unexpired Leases under the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed under the Plan or a Bankruptcy Court Final Order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified in the Plan or any Final Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned under the Plan restricts or prevents, purports to restrict or prevent, or is breached or deemed breached by the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed under the Plan shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease under the Plan or otherwise and payment of the applicable Cure Amount shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

D.	Indemnification and Reimbursement Obligations

On and as of the Effective Date, the indemnification provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the certificate of incorporation, bylaws, or similar organizational documents of each of the respective Debtors as of the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its certificate of incorporation, bylaws, or similar organizational document before or after the Effective Date to terminate or materially adversely affect (1) any of the Reorganized Debtors’ obligations referred to in the immediately preceding sentence or (2) the rights of such managers, directors, officers, employees, or agents referred to in the immediately preceding sentence. Notwithstanding anything to the contrary herein, the Reorganized Debtors shall not be required to indemnify the Debtors’ managers, directors, officers, or employees for any claims or Causes of Action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases; provided that the Reorganized Debtors shall not indemnify the Debtors’ directors for any claims or causes of action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

E.	Employee Compensation and Benefits

Subject to the Provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date under the provisions of sections 365 and 1123 of the Bankruptcy Code; provided that (a) with respect to management, any provision relating to equity-based awards, including any termination-related provisions with respect to equity based awards, will be replaced and superseded in its entirety by the Management Incentive Plan, and (b) the insider and non-insider cash-based incentive compensation plans for fiscal year 2019 and the pre-filing key employee retention plan and non-insider retention plan will be assumed. The Reorganized Debtors shall honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid under a Bankruptcy Court order.

Any assumption of Compensation and Benefits Programs under the terms herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed under the Plan other than those applicable immediately prior to such assumption.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease.

G.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases under section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

ARTICLE IX.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III of the Plan or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made under Article VII of the Plan.

B.	Delivery of Distributions

1.	Delivery of Distributions by the Distribution Trust or Other Applicable Distribution Agent

Other than as specifically set forth below, the Distribution Trust or other applicable Distribution Agent shall make all distributions required to be distributed under the Plan. The Distribution Trust may employ or contract with other entities to assist in or make the distributions required by the Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

From and after the Effective Date, any Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Persons and Entities, including, without limitation, Holders of Claims and Equity Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by the Plan or any order of the Bankruptcy Court entered under or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the Distribution Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts. No Holder of a Claim or Equity Interest or other party in interest shall have or pursue any claim or Cause of Action against a Distribution Agent, solely in its capacity as Distribution Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of such Distribution Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts.

2.	Minimum Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or fractional share of New Common Stock under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Stock (up or down), with half dollars and half shares of New Common Stock or less being rounded down. The total number of authorized shares of New Common Stock, as applicable, shall be adjusted as necessary to account for the foregoing rounding.

3.	Distribution Record Date

At the close of business on the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Distribution Trust or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Distribution Trust or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date.

4.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Distribution Trust or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent; provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder under Bankruptcy Rule 3001 as of the Distribution Record Date.

5.	Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time such undelivered distribution shall be made to such Holder within ninety (90) days of receipt of such Holder’s then-current address or other necessary information; provided, however, that any such undelivered distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the initial attempted distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable non-bankruptcy escheat, abandoned, or unclaimed property laws to the contrary), and the right, title, and interest of any Holder to such property or interest in property shall be discharged and forever barred.

C.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

D.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims, and (2) no Holder of a Claim shall be entitled to (a) interest accruing on or after the Petition Date on any such Claim or (b) interest at the contract default rate, each as applicable.

E.	Setoffs and Recoupments

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, under section 553 of the Bankruptcy Code or other applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made under the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or its successor or assign may possess against such Holder.

F.	Rights and Powers of Distribution Agent

The Distribution Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or under the Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

To the extent the Distribution Agent is an Entity other than a Debtor or a Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

G.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding and reporting agents shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding and reporting agents shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, Reorganized Debtors, Distribution Agent, and other applicable withholding agents reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

Notwithstanding the above, each Holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Distribution Agent have the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to any issuing or distribution party for payment of any such tax obligations.

The Reorganized Debtors and the Distribution Agent may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Distribution Agent make such a request and the Holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

H.	Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a certificate or instrument evidencing a Claim or an Equity Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Allowed General Unsecured Claims.

I.	Claims Paid or Payable by Third Parties

1.	Claims Payable by Insurance

No distributions under the Plan shall be made on account of an Allowed Claim that is payable under one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.

2.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE X.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Allowance of Claims and Interests

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Equity Interest immediately prior to the Effective Date. This Article VII shall not apply to the Secured Claims, which Claims shall be Allowed in full and will not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or Entity. All settled Claims approved prior to the Effective Date by a Final Order of the Bankruptcy Court under Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

B.	Proofs of Claim

Holders of Claims and Equity Interests need not file a Proof of Claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan; provided, however, that, consistent with section 502(a) of the Bankruptcy Code, any party in interest is permitted to object to any Proof of Claim that is Filed with the Bankruptcy Court. If the Debtors or Reorganized Debtors dispute any Claim (other than the Thirty Two Claim (which shall be treated in accordance with Article III), and the Equity Interests in Holdings (which shall be treated in accordance with Article III)), such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided further that the Debtors, Reorganized Debtors, or any party in interest may object to any Claim (other than Claims expressly Allowed by the Plan) and request to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims and Administrative Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed Claims without further action by the Debtors. On the Effective Date, all Proofs of Claim filed against the Debtors, regardless of when such Proofs of Claim were filed, including Proofs of Claims filed after the Effective Date, shall be deemed withdrawn, and such creditor that Files a Proof of Claim with the Bankruptcy Court retains any right it may have to pursue remedies in a forum other than the Bankruptcy Court in accordance with applicable law.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to (1) file, withdraw, or litigate to judgment, any objections to Claims or Equity Interests and (2) settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Equity Interest, including the Causes of Action retained under the Plan.

D.	Estimation of Claims and Equity Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Equity Interest that is contingent or unliquidated under section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Equity Interest, including during the litigation of any objection to any Claim or Equity Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged but that either is subject to appeal or has not been the subject of a Final Order shall be deemed to be estimated at zero ($0.00) dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Equity Interest, that estimated amount shall constitute a maximum limitation on such Claim or Equity Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Equity Interest.

E.	Adjustment to Claims Without Objection

Any duplicate Claim or Equity Interest or any Claim or Equity Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Equity Interest, and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Certain Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed disallowed under section 502(d) of the Bankruptcy Code unless expressly Allowed under the Plan, and Holders of such Claims may not receive any distributions on account of such Claims and Equity Interests until such time as such Causes of Action against that Entity have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.

G.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is a Disputed Claim or Equity Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest.

H.	Distributions After Allowance

To the extent that a Disputed Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Equity Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Equity Interest.

I.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with the terms of the Plan:

1.	the Plan and the Restructuring Documents shall be in form and substance reasonably acceptable to the Debtors;

2.	the Confirmation Date has occurred and the Confirmation Order is a Final Order;

3.

all government and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

4.	all Restructuring Expenses have been paid in accordance with Article IV.G of the Plan; and

5.	[●].

B.	Waiver of Conditions

The Debtors or the Reorganized Debtors, as applicable, may waive any of the conditions to the Effective Date set forth above at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court and without any formal action other than a proceeding to confirm the Plan.

ARTICLE XII.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Under section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights under and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

B.	Release of Claims and Causes of Action

1.	Release by the Debtors and Their Estates.

Under section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in the Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors in possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected under section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the marketing of any of the Debtors’ assets, the Disclosure Statement, the Plan and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Claim or Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive, release or otherwise impair: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of such Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court.

The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released under this Debtor Release. Notwithstanding the foregoing, nothing in this Article IX.B shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, unless otherwise expressly provided for in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, under Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the

Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2.	Release by Third Parties.

Except as otherwise expressly provided in the Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, the Plan and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Claim or Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of the Plan or the solicitation of votes on the Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive, release or otherwise impair: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any of the indebtedness and obligations of the Debtors and/or the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; (iii) the rights of such Non-Debtor Releasing Party to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Retained Professional’s final fee application or Accrued Professional Compensation Claims in these Chapter 11 Cases.

The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released under this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, effective as of the Effective Date, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained under the Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of the Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of the Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive, release or otherwise impair: (i) any Causes of Action expressly set forth in and preserved by the Plan or the Plan Supplement; (ii) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) any of the indebtedness or obligations of the Debtors and/or the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court, (iv) the rights of any Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or assumed under the Plan or assumed under Final Order of the Bankruptcy Court; and/or (v) any objections with respect to any Retained Professional’s final fee application or Accrued Professional Compensation Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties under, or in connection with, the above-referenced documents, actions or inactions.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article IX.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in the Plan.

F.	Preservation of Causes of Action

1.	Maintenance of Causes of Action

Except as otherwise provided in this Article IX or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases; provided, however, that the foregoing shall not be deemed to include any other claims or Causes of Action (i) released under Article IX.B.1 hereof or (ii) exculpated under Article IX.E hereof to the extent of any such exculpation. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action, in each case solely to the extent of the Debtors’ or their Estates’ interest therein, without notice to or approval from the Bankruptcy Court.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except in each case where such Causes of Action have been expressly waived, relinquished, released, compromised or settled in the Plan, the Confirmation Order or any other Final Order, including, without limitation or any other claims or Causes of Action (i) released under Article IX.B.1 hereof or (ii) exculpated under Article IX.E hereof to the extent of any such exculpation. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY

RELEASED OR TO BE RELEASED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED UNDER THE PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED OR DISCHARGED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature of the Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THE PLAN, EACH PERSON ACQUIRING PROPERTY UNDER THE PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, AFFIRMATIVELY VOTED TO REJECT THE PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THE PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in the Plan with respect to the settlement, release, discharge, exculpation, and injunction of, for or with respect to Claims and/or Causes of Action are an integral part of the Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

K.	Preservation of Privilege and Defenses

No action taken by the Debtors or Reorganized Debtors in connection with the Plan shall be (or be deemed to be) a waiver of any privilege or immunity of the Debtors or Reorganized Debtors, as applicable, including any attorney-client privilege or work-product privilege attaching to any documents or communications (whether written or oral). The Confirmation Order shall provide that, notwithstanding the Reorganized Debtors’ providing any privileged information to the Distribution Trust or any party or person associated with the Distribution Trust, such privileged information shall be without waiver in recognition of the joint and/or successorship interest in prosecuting any Claim or Cause of Action on behalf of the Estates and shall remain privileged. The Debtors (or the Reorganized Debtors) retain the right to waive their own privileges. The Distribution Trust shall have no right to any privileged information or analysis of the Debtors or the Reorganized Debtors.

ARTICLE XIII.

RETENTION OF JURISDICTION

Under sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including, without limitation, jurisdiction to:

1.    Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.    Decide and resolve all matters related to the granting or denial, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses authorized under the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Retained Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.    Resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.    Resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.    Ensure that distributions to Holders of Allowed Claims are accomplished under the provisions of the Plan;

6.    Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.    Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

8.    Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

9.    Hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future, except for those claims or Causes of Action (i) released under Article IX.B.1 hereof or (ii) exculpated under Article IX.E of the Plan to the extent of any such exculpation;

10.    Issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.    Enforce the terms and conditions of the Plan, the Confirmation Order, and the Restructuring Documents;

12.    Resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and any other provisions contained in Article XII on the Plan and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.    Enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

14.    Resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with the Plan; and

15.    Enter one or more final decrees closing the Chapter 11 Cases.

Notwithstanding the foregoing, if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article X of the Plan, the provisions of Article X of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XIV.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan, the Debtors reserve the right, in accordance with the Bankruptcy Code, the Bankruptcy Rules, (1) to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved under section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan

Subject to the conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if the Effective Date does not occur, then (1) the Plan shall be null and void in all respects, (2) any settlement or compromise embodied in the Plan, assumption of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void, and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against or any Equity Interests in such Debtor or any other Entity, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission of any sort by the Debtors or any other Entity.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Equity Interests (irrespective of whether such Holders of Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including under Bankruptcy Rule 3020(e), 6004(g), and 7062.

B.	Additional Documents

On or before the Effective Date and in accordance with Article I.E of the Plan, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable under section 1930 of title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Except as provided in Article V.A herein, each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Retained Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Retained Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Retained Professionals in connection with the implementation, enforcement and Consummation of the Plan and the Restructuring Documents.

E.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of the Plan or the Confirmation Order, the provision of the Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of the Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict. In the event that a provision of the Debtors’ Schedules, including the “Global Notes and Statement of Limitations, Methodology, and Disclaimers Regarding the Debtors’ Schedules of Assets and Liabilities and Statements of Financial Affairs” contained therein, conflicts with a provision of the Plan or the Confirmation Order, the provision of the Plan or the Confirmation Order (as applicable) shall govern and control to the extent of such conflict.

F.	Successors and Assigns

The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Plan is consummated. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable under its terms.

J.	Service of Documents

Any notice, direction or other communication given to the Debtors or Reorganized Debtors regarding the matters contemplated by the Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, or courier and addressed as follows:

PHI, Inc.

Attn: Robert A. Del Genio, Chief Restructuring Officer

2001 SE Evangeline Thruway

Lafayette, LA, 70508

with a copy to:

DLA Piper LLP (US)

Attn: Thomas R. Califano (thomas.califano@dlapiper.com)

1251 Avenue of the Americas

New York, NY 10020-1104

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Under Section 1146(a) of the Bankruptcy Code

Under section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, under or in connection with the Plan, the Restructuring Documents to the extent consummated substantially in connection with the Plan, shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under the Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Stock, and (iii) the maintenance or creation of security interests or any Lien as contemplated by the Plan or the Restructuring Documents.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.	Schedules

All exhibits and schedules to the Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of the Plan as if set forth in full herein.

O.	No Strict Construction

The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Entire Agreement

Except as otherwise provided in the Plan or the Restructuring Documents, the Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Restructuring Documents.

Q.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents under Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents under Bankruptcy Rule 2002.

S.	Dissolution of Committee

On and as of the Effective Date, the Committee shall dissolve automatically and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees, costs, or expenses incurred by the members, professionals, or advisors to the Committee after the Effective Date, except for such fees, costs, or expenses incurred (and allowed under section 330 of the Bankruptcy Code) in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date under Article II.A.2; provided, however, that after the Effective Date, any Retained Professional retained by the Committee shall have the right to file and prosecute Accrued Professional Compensation Claims, including any appeal of any Final Order relating thereto.

T.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, and each of their respective Representatives shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

ARTICLE XVI.

VOTING PROCEDURES

A.	Voting Procedures

The Voting Record Date is [●]. The Solicitation Procedures Order established Voting Record Date for purposes of determining, among other things, which Holders of Claims are eligible to vote on the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim.

The Voting Deadline is [●]at 4:00 p.m. (CDT). The Solicitation Procedures Order also established the Voting Deadline as the deadline for submitting Ballots and Master Ballots, as applicable. To have votes to accept or reject the Plan counted, every registered Holder of a Claim, or such Holder’s Voting Nominee, must properly execute, complete, and deliver the Ballot or Master Ballot (as applicable) by (i) first-class mail, (ii) overnight courier, (iii) personal delivery, or (iv) electronically via the E-Ballot system or via e-mail solely with respect to the Master Ballots, as described below, in each case so that Prime Clerk actually receives the Ballot or Master Ballot (as applicable) no later than the Voting Deadline. Holders of Claims, or their Voting Nominees, should send their Ballots to Prime Clerk on or before the Voting Deadline, as indicated in below. Delivery of a Ballot by facsimile will render the corresponding vote invalid. If a Holder received a reply envelope addressed to its Voting Nominee, such Holder should allow sufficient time for its Voting Nominee to receive, process and submit its vote on a Master Ballot that must be actually received by Prime Clerk by the Voting Deadline. It is important to follow the specific instructions provided on each Ballot or Master Ballot. Except as provided in the Solicitation Procedures Order or your relevant Ballot, Ballots and Master Ballots should be sent to:

By first class mail, overnight courier or hand delivery:

PHI, Inc. Claims Processing Center

c/o Prime Clerk LLC

850 Third Avenue, Suite 412

Brooklyn, NY 11232

By electronic, online submission:

Please visit https://cases.primeclerk.com/phi. Click on the “Submit a Claim” section of the Debtors’ website and follow the directions to submit your E-Ballot. If you choose to submit your Ballot via the E-Ballot system, you should not also return a hard copy of your Ballot.

Ballots submitted by facsimile or e-mail will not be counted.

B.	Ballots and Master Ballots Not Counted

Except as otherwise provided by the Solicitation Procedures Order, no Ballot or Master Ballot will be counted toward Confirmation if, among other things: (i) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (ii) it was transmitted by facsimile; (iii) it was cast by an entity that is not entitled to vote on the Plan; (iv) it was cast for a Claim listed in the Schedules as contingent, unliquidated, or disputed for which the applicable bar date has passed and no proof of claim was timely filed; (v) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the Solicitation Procedures Order); (vi) it was sent to the Debtors, the Debtors’ agents (other than Prime Clerk), the Debtors’ financial or legal advisors, the Creditors’ Committee, or the Creditors’ Committee’s advisors; (vii) it is unsigned, except with respect to Ballots submitted electronically, in accordance with the procedures set forth in the Solicitation Procedures Order; (viii) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan; or (ix) it is not received by Prime Clerk before the Voting Deadline.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT PRIME CLERK TOLL-FREE AT (844) 216-8745 OR BY ELECTRONIC SUBMISSION AT HTTPS://CASES.PRIMECLERK.COM/PHI AND CLICKING ON THE “SUBMIT AN INQUIRY” TAB. ANY BALLOT OR MASTER BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION PROCEDURES ORDER WILL NOT BE COUNTED.

ARTICLE XVII.

PROJECTIONS AND VALUATION ANALYSIS

A.	Estimated Valuation of the Reorganized Debtors

THE VALUATION INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR SOLD UNDER THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS.

Solely for purposes of the Plan and this Disclosure Statement, Houlihan Lokey has estimated the total enterprise value (the “Total Enterprise Value”) and implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In estimating the Total Enterprise Value of the Reorganized Debtors, Houlihan Lokey (i) met with the Debtors’ management team to discuss the Debtors’ operations and future prospects, (ii) reviewed the Debtors’ historical financial information, (iii) reviewed certain of the Debtors’ internal financial and operating data, (iv) reviewed certain financial analyses prepared by FTI, (v) reviewed the Financial Projections attached hereto as Exhibit C, (vi) reviewed the detailed business plan underlying the Financial Projections, and (vii) reviewed publicly-available third-party information.

The valuation information set forth in this Disclosure Statement represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth in this Section (a) do not purport to constitute an appraisal of the assets of the Reorganized Debtors; (b) do not constitute an opinion on the terms and provisions or fairness to any person, from a financial point of view, of the consideration to be received by such person under the plan; (c) do not constitute a recommendation to any Holder of Allowed Claims as to how such Holder should vote, whether such Holder should participate in the Rights Offering or New Equity Cash-Out Option, or how such Holder otherwise should act with respect to the Plan; and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Debtors.

The total enterprise value and Plan Equity Value as determined by Houlihan Lokey, along with the valuation methodologies employed in connection with such analysis, is attached hereto as Exhibit D.

B.	Consolidated Projected Financial Statements

As more fully described in Section XIV of this Disclosure Statement, the Bankruptcy Code permits a debtor’s chapter 11 plan to be confirmed only if it is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, other than as provided for in its plan. This requirement of section 1129(a)(11) of the Bankruptcy Code is known as the “feasibility” requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors and their advisors have analyzed the Debtors’ ability to meet their obligations under the Plan on a going-forward basis post-Effective Date. As more fully described in the Debtors’ consolidated business projections attached hereto as Exhibit C, the analysis performed by the Debtors with the assistance of Houlihan Lokey and FTI shows the Debtors’ Plan is not likely to be followed by a liquidation or need for further financial reorganization.

C.	Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Codes requires that in order to confirm a plan, each holder of a claim or interest against the debtor must either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. In order to demonstrate that the Debtors’ Plan meets this requirement, a liquidation analysis was performed by FTI in coordination with the Debtors and the Debtors’ other professionals and is attached hereto as Exhibit E. Based on this analysis, the Debtors submit that each Impaired Class will receive under the Plan a recovery equal to or greater than the value such Class would receive under a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

ARTICLE XVIII.

RIGHTS OFFERING PROCEDURES

Following the Bankruptcy Court’s approval of the Rights Offering Procedures, the Debtors shall consummate the Rights Offering in accordance therewith only if Class 4 votes to accept the Plan. Following such acceptance, the Rights Offering shall be conducted, and the New Common

Stock shall be issued under the Rights Offering Procedures. The consummation of the Rights Offering is conditioned on the funding of the New Money Equity Investment, and consummation of the Plan and the Rights Offering Procedures. Amounts held with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts.

A.	Introduction

In connection with the Plan, after having obtained approval of the procedures described below (the “Rights Offering Procedures”) by entry an order of the Bankruptcy Court (such approval, the “Rights Offering Order”), in the event that Class 4 votes to accept the Plan, the Debtors will launch the Rights Offering to Holders of Claims in Classes 4, 5 and 6 (available only to such Holders who vote to accept the Plan), pursuant to which Eligible Offerees in those Classes will be entitled to participate in the Rights Offering. The percentage of New Common Stock to be issued under the Rights Offering shall be calculated by dividing (a) the New Money Equity Investment, by (b) eighty percent (80%) of the Plan Equity Value.

These Rights Offering Procedures, upon entry of the Rights Offering Order, will govern the ability of Holders of Allowed Claims in Classes 4, 5, and 6 to participate in the Rights Offering.

All questions relating to these Rights Offering Procedures, other documents associated with the Rights Offering, or the requirements to participate in the Rights Offering should be directed to [●], the subscription agent (the “Subscription Agent”) at:

[●]

These Rights Offering Procedures, the Offering Form (as defined below) and the accompanying instructions should be read carefully before exercise of the Rights, as strict compliance with their terms is required. Participants in the Rights Offering may wish to seek legal advice concerning the Rights Offering.

B.	Rights Offering

To exercise its Subscription Right in the Rights Offering, an Eligible Offeree must directly or through its Subscription Nominee (as defined below) (i) complete the offering form, which will accompany the Ballot distributed in connection with the solicitation of acceptances of the Plan following entry of the Rights Offering Order, entitling such Eligible Offeree to exercise its Subscription Rights (the “Offering Form”), and (ii) designate the amount of such Eligible Offeree’s participation in the Rights Offering (the “Purchase Price”), provided, however, that the Rights Offering shall be equal to the New Money Equity Investment of Seventy Million Dollars ($70,000,000) as of [●], 2019 (the “Rights Offering Record Date”).

For the avoidance of doubt, the Subscription Rights shall not be transferable, assignable or detachable other than in connection with the transfer of the corresponding Allowed Claims of Holders in Classes 4, 5, and 6, and other than in accordance with these Rights Offering Procedures.

C.	Commencement/Expiration of the Rights Offering

Subject to Class 4 voting to accept the Plan, the Rights Offering shall commence on the day upon which the Offering Forms are distributed in connection with the solicitation and acceptances of the Plan and Disclosure Statement (the “Rights Commencement Date”), which is expected to be no later than the [fifth] Business Day after entry of the Rights Offering Order. The Rights Offering shall expire at 5:00 p.m. (CDT) on the Voting Deadline, or such other date as the Debtors may agree, subject to the approval of the Bankruptcy Court (if applicable) (such time and date, as may be extended, the “Rights Expiration Time”). The Debtors shall promptly notify, or cause to be notified, the Holders of Allowed Claims in Classes 4, 5, and 6 of any extension of the new Rights Expiration Time.

The Debtors will furnish, or cause to be furnished, Offering Forms to the applicable brokers, dealers, commercial banks, trust companies, or other agents or nominees of Holders eligible to participate in the Rights Offering (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Offering Form for distribution to the beneficial holders of the Subscription Rights.

D.	Exercise of Subscription Rights

Each Eligible Offeree that elects to participate in the Rights Offering must affirmatively make a binding, irrevocable election to exercise its Subscription Rights (the “Binding Rights Election”) before the Rights Expiration Time.

The Binding Rights Election, upon receipt by the Subscription Agent, cannot be withdrawn.

Each Eligible Offeree is entitled to participate in the Rights Offering solely to the extent provided in these Rights Offering Procedures:

1.	Exercise by Eligible Offerees

To exercise the Subscription Rights, each Eligible Offeree must:

a.	return a duly completed Offering Form to the Subscription Agent so that the duly completed Offering Form is actually received by the Subscription Agent on or before the Rights Expiration Time; and

b.

pay to the Rights Offering Escrow Account (as defined below), by wire transfer of immediately available funds, the Purchase Price, so that payment of the Purchase Price is actually deposited into the Rights Offering Escrow Account on or before the Rights Expiration Time.

To exercise its Subscription Rights, any Eligible Offeree who holds through a Subscription Nominee must:

a.

return a duly completed Offering Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights (in each case in sufficient time to allow such Subscription Nominee to deliver the Offering Form, along with any other required documentation, to the Subscription Agent prior to the Rights Expiration Time); and

b.

pay to its Subscription Nominee, by wire transfer of immediately available funds (or such other method as required by a Subscription Nominee), the Purchase Price along with instructions to its Subscription Nominee to pay such Purchase Price to the Rights Offering Escrow Account on such Eligible Offeree’s behalf, in each case, in accordance with procedures established by its Subscription Nominee, which, in turn, must comply with clauses (i) and (ii) of the immediately preceding paragraph.

2.	Deemed Representations and Acknowledgements

Any Eligible Offeree that participates in the Rights Offering is deemed to have made the following agreements, representations and acknowledgements:

Such Eligible Offeree:

a.

recognizes and understands that the Subscription Rights are not transferable except in accordance with the procedures set forth herein, and that the benefits of the Subscription Rights are not separable from the claim or securities with respect to which the Subscription Rights have been granted; and

b.	represents and warrants that it is an Accredited Investor and otherwise an Eligible Offeree.

3.	Failure to Exercise Subscription Rights and Payment for Subscription Rights

Unexercised Subscription Rights will be relinquished on the Rights Expiration Time. If, on or prior to the Rights Expiration Time, the Subscription Agent for any reason does not receive from an Eligible Offeree or its Subscription Nominee on behalf of an Eligible Offeree (i) a duly completed Offering Form and (ii) immediately available funds by wire transfer in an amount equal to the total applicable Purchase Price for such Eligible Offeree’s Subscription Rights, such Eligible Offeree shall be deemed to have irrevocably relinquished and waived its Subscription Rights subject to the procedures outlined below.

Any attempt to exercise Subscription Rights after the Rights Expiration Time shall be null and void and the Debtors shall not be obligated to honor any such purported exercise received by the

Subscription Agent after the Rights Expiration Time unless the Debtors, in their sole discretion, agree to honor such attempt to exercise Subscription Rights after the Rights Expiration Time.

a.	Transfer Restriction and Revocation

i.	Transferability Restrictions Prior to Exercise of Subscription Rights

The Subscription Rights shall not be transferable or assignable unless such holder transfers its corresponding Allowed Class 4, 5, or 6 Claim, as applicable, in respect of which such Subscription Rights were issued, and only holders of the Subscription Rights as of the Rights Offering Record Date shall have the ability to exercise such Subscription Rights.

From the period commencing on the Rights Offering Record Date and unless and until a Subscription Right is exercised, any transfer or assignment of the corresponding Allowed Class 4, 5, or 6 Claim shall void the Subscription Right.

ii.	Transferability Restrictions Following Exercise of Subscription Rights

After a Subscription Right has been exercised in accordance with these Rights Offering Procedures, the holder of the corresponding Allowed Class 4, 5, or 6 Claim shall not transfer or assign such Allowed Class 4, 5, or 6 Claim unless such holder transfers or assigns with such Claim(s) the right to receive the proceeds of the exercise of the corresponding Subscription Rights in the Rights Offering, subject to compliance with applicable securities laws relating to the transfer of restricted securities, as evidenced by the delivery of a Transfer Notice (defined below) to the Subscription Agent or other procedures acceptable to the Debtors and the Subscription Agent.

Both (i) the Subscription Rights (after they have been exercised) and (ii) the right to receive the proceeds of any Subscription Rights transferred pursuant to these Rights Offering Procedures, shall not be transferable other than to an Accredited Investor or a “QIB.” A “QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

A “Transfer Notice” is a notice delivered to the Subscription Agent notifying the Subscription Agent of the transfer of a Claim by the Holder of the corresponding Subscription Rights, which indicates (i) the name of the transferor, the name of the transferee, the type of Claim being transferred and the principal amount of such Claims; and (ii) certifies that such transferee is a QIB or an Accredited Investor.

iii.	Revocation

Once an Eligible Offeree has properly exercised its Subscription Rights, such exercise will not be permitted to be revoked, unless the Effective Date has not occurred by the 90th day after the Bankruptcy Court’s entry of the Confirmation Order (unless such date is extended by order of the Bankruptcy Court). Thereafter an Eligible Offeree shall be permitted to revoke such exercise so long as the Effective Date has not occurred. An Eligible Offeree electing to revoke the exercise of its Subscription Rights must deliver written notice to the Subscription Agent (i) stating that the Eligible Offeree revokes its Subscription Rights; (ii) stating the amount of the Subscription Rights being revoked, and (iii) certifying that the Subscription Rights are being revoked are the only Subscription Rights exercised by the Eligible Offeree (the “Revocation Notice”). Upon receipt of a properly completed and timely returned Revocation Notice by an Eligible Offeree, the Subscription Agent shall use reasonable efforts to return as promptly as practicable the applicable Purchase Price. For the avoidance of doubt, any revocation of Subscription Rights shall not constitute a revocation of any vote to accept or reject the Plan.

b.	Funds

The payments made to purchase New Common Stock pursuant to the Rights Offering (the “Rights Offering Funds”) shall be deposited into an escrow account until the Effective Date (the “Rights Offering Escrow Account”) for the purpose of holding the money for administration of the Rights Offering until the Effective Date. The Rights Offering Funds shall not be used for any purpose other than to release the funds as directed by the Debtors on the Effective Date or as otherwise set forth in the Rights Offering Procedures or in the Plan and, until released in accordance with the foregoing, the Rights Offering Funds will not be deemed part of the Debtors’ Estates. The Rights Offering Funds shall not be encumbered by any Lien, encumbrance, or cash collateral obligation. No interest will be paid to participating Eligible Offerees on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.

In the event that the Subscription Agent receives an amount of Rights Offering Funds greater than the New Money Equity Investment (the “Excess Subscription Funds”), the Subscription Agent shall, within five (5) Business Days of the Effective Date, return all Excess Subscription Funds held in the Rights Offering Escrow Account to each respective Eligible Offeree, without any interest, on a Pro Rata basis as further described in the Rights Offering Order.

4.	Miscellaneous

a.	Method of Delivery

Delivery shall be by mail and shall not be done electronically, and registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. The method of delivery of the Offering Form, the applicable Purchase Price, and any other required document is at each Eligible Offeree’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Agent. In all cases, you should allow sufficient time to ensure timely delivery prior to the Rights Expiration Time.

The risk of non-delivery of the Offering Form, the applicable Purchase Price into the Rights Offering Escrow Account, and any other required documents sent to the Subscription Agent in connection with the exercise of the Subscription Rights lies solely with the Eligible Offerees and neither the Debtors nor the Reorganized Debtors, assumes the risk of non-delivery under any circumstance whatsoever.

b.	Issuance

The New Common Stock to be issued pursuant to the Rights Offering are expected to be delivered to Eligible Offerees that have properly exercised their Subscription Rights on or as soon as practicable following the Effective Date. The method of issuance of New Common Stock to Eligible Offerees who properly exercise their Subscription Rights will depend on whether the Eligible Offeree is a QIB, an Accredited Investor that is an “Institutional Accredited Investor” or an Accredited Investor that is not an Institutional Accredited Investor or a QIB. An “Institutional Accredited Investor” means an Accredited Investor within the meaning of clauses (1), (2), (3), or (7) of Rule 501(a) of Regulation D under the Securities Act.

The New Common Stock issuable to Eligible Offerees who are QIBs or Institutional Accredited Investors will be issued in book-entry form through the facilities of the [●] to the account of their respective Subscription Nominees, to the extent practicable. The New Common Stock issuable to Accredited Investors who are not Institutional Accredited Investors will be issued in the form of physical certificates in registered form on the books and records of the Debtors or their designee, or in book entry form through [●] if so permitted.

c.	Securities Law and Related Matters

The New Common Stock issued to the Eligible Offerees participating in the Rights Offering will be offered in the Rights Offering pursuant to section 1145 of the Bankruptcy Code and may generally be resold or otherwise transferred without registration under the Securities Act or any other applicable federal and state securities laws.

The Rights Offering is being conducted in good faith and in compliance with the Bankruptcy Code. In accordance with section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participates, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale or purchase of a security, offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or a newly organized successor to the debtor under the plan, is not liable, on account of participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

d.	Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights, shall be addressed in good faith by the Debtors or the Reorganized Debtors (as applicable), the determinations of which shall be final and binding. The Debtors may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any Subscription Rights for which an Offering Form and/or payment includes defects or irregularities. Offering Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured. The Debtors reserve the right to give notice to any Eligible Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights, or the completion or delivery of any Offering Form, and the Debtors may permit such defect or irregularity to be cured; it being understood, that none of the Debtors, Reorganized Debtors, or the Subscription Agent (or any of their respective officers, directors, employees, agents or advisors) shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court (if applicable), may (i) extend the Rights Offering Expiration Time or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights; and (ii) make such other changes to the Rights Offering, including changes that affect which parties constitute Eligible Offerees.

e.	Rights Offering Conditioned Upon Effectiveness of the Plan and Acceptance of the Plan by Class 4; Reservation of Rights; Return of Purchase Price

All exercises of Subscription Rights are subject to and conditioned upon the effectiveness of the Plan and acceptance of the Plan by Class 4. The Debtors will accept a Binding Rights Election only upon (i) the confirmation and effectiveness of the Plan; (ii) Class 4 voting to accept the Plan; and (iii) such Eligible Offeree exercising Subscription Rights having voted to accept the Plan. Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, the Debtors reserve the right, with the approval of the Bankruptcy Court (if applicable), and the reasonable consent of the Committee, to modify these Rights Offering Procedures or adopt additional detailed procedures if necessary in the business judgment of the Debtors to administer the distribution and exercise of the Subscription Rights more efficiently or to comply with applicable law.

In the event that (i) the Rights Offering is terminated, (ii) the Debtors revoke or withdraw the Plan, or (iii) the Effective Date has not occurred by the 90th day after the Bankruptcy Court’s entry of the Confirmation Order or the conditions precedent to the occurrence of the Effective Date shall not have been satisfied or waived in accordance with the Plan, the Subscription Agent shall, within five (5) Business Days of such event, return all Rights Offering Funds held in the Rights Offering Escrow Account to each respective Eligible Offeree, without any interest, and, in the case of clauses (ii) and (iii) above, the Rights Offering shall automatically be terminated, and the Rights Offering Funds held in the Rights Offering Escrow Account will be refunded, without interest, to each respective Eligible Offeree as soon as reasonably practicable.

ARTICLE XIX.

NEW EQUITY CASH-OUT PROCEDURES

In connection with the Plan, after having obtained approval of the procedures described below (the “New Equity Cash-Out Procedures”) by entry an order of the Bankruptcy Court (such approval, the “New Equity Cash-Out Order”), in the event that Class 4 votes to accept the Plan, Holders of Claims in Classes 4, 5 and 6 that vote to accept the Plan may exercise the New Equity Cash-Out Option, but only to the extent funded by the New Equity Cash-Out Purchasers, provided, however that the Allowed face amount of the Claims subject to the New Equity Cash-Out Option by New Equity Cash-Out Sellers shall not exceed, in the aggregate, $150 million (the “New Equity Cash-Out Limit”).

All questions relating to these New Equity Cash-Out Procedures, other documents associated with the New Equity Cash-Out Option, or the requirements to participate in the New Equity Cash-Out Option should be directed to [●], the equity transaction agent (the “New Equity Transaction Agent”) at:

[●]

These New Equity Cash-Out Procedures, upon entry of the New Equity Cash-Out Order, will govern the ability of Holders of Allowed Claims in Classes 4, 5, and 6 that vote to accept the Plan to exercise the New Equity Cash-Out Option.

A.	Commencement/Expiration of the New Equity Cash-Out Option

Subject to Class 4 voting to accept the Plan, the Holders of Claims in Classes 4, 5, and 6 that have voted to accept the Plan shall be entitled to exercise the New Equity Cash-Out Option on the day upon which the New Equity Cash-Out Election and the New Equity Cash-Out Purchase Form (each as defined below, and together the “New Equity Cash-Out Forms”) are distributed in connection with the solicitation and acceptances of the Plan and Disclosure Statement (the “New Equity Cash-Out Commencement Date”), which is expected to be no later than the [fifth] Business Day after entry of the New Equity Cash-Out Order. The New Equity Cash-Out Option shall expire (the “New Equity Cash-Out Expiration Time”) at the earlier of (a) the date on which the Debtors have received from Holders of Claims that have exercised the New Equity Cash-Out Option, on a “first-come, first-served” basis, a total number of New Equity Cash-Out Forms under which, in the aggregate, the New Equity Cash-Out Limit has been met (the “New Equity Cash-Out Limit Date”), and (b) 5:00 p.m. (CDT) on the Voting Deadline, or such other date as the Debtors may agree, subject to the approval of the Bankruptcy Court (if applicable). The Debtors shall promptly notify, or cause to be notified, the Holders of Allowed Claims in Classes 4, 5, and 6 of (x) any extension of the New Equity Cash-Out Expiration Time, and (y) the occurrence of the New Equity Cash-Out Limit Date.

B.	Exercise of New Equity Cash-Out Option

Each Holder of a Claim in Classes 4, 5, or 6 that has voted to accept the Plan and that elects to participate in the New Equity Cash-Out Option must affirmatively make a binding, irrevocable election to exercise the New Equity Cash-Out Option (the “New Equity Cash-Out Election”).

The New Equity Cash-Out Election, upon receipt by New Equity Transaction Agent, cannot be withdrawn.

Each Holder is entitled to participate in the New Equity Cash-Out Option solely to the extent provided in these New Equity Cash-Out Procedures.

1.	New Equity Cash-Out Sellers

Each Holder that elects the New Equity Cash-Out Option must return a duly completed form electing the New Equity Cash-Out Election to the New Equity Transaction Agent so that the duly completed New Equity Cash-Out Election is actually received by the New Equity Transaction Agent on or before the New Equity Cash-Out Expiration Time.

2.	New Equity Cash-Out Purchasers

Any Eligible Offeree that wishes to purchase New Common Stock from a New Equity Cash-Out Seller must:

a.

return a duly completed new equity purchase form (“New Equity Cash-Out Purchase Form”) indicating (i) its status as a New Equity Cash-Out Purchaser; and (ii) the dollar amount of New Common Stock it wishes to purchase (the “New Equity Cash-Out Purchase Price”), to the New Equity Transaction Agent so that the duly completed New Equity Cash-Out Purchase Form is actually received by the New Equity Transaction Agent on or before the Voting Deadline (unless otherwise extended); and

b.

pay to the New Equity Cash-Out Escrow Account (as defined below), by wire transfer of immediately available funds, the New Equity Cash-Out Purchase Price, so that payment of the New Equity Cash-Out Purchase Price is actually deposited into the New Equity Cash-Out Escrow Account on or before the Voting Deadline (unless otherwise extended).

C.	Deemed Representations

Any Eligible Offeree that submits a New Equity Cash-Out Purchase Form is deemed to represent and warrant that it is an Accredited Investor and otherwise an Eligible Offeree.

1.	Failure to Exercise New Equity Cash-Out Option

The New Equity Cash-Out Option will expire on the New Equity Cash-Out Option Expiration Time. If, on or prior to the New Equity Cash-Out Option Expiration Time, the New Equity Transaction Agent for any reason does not receive from a Holder a duly completed New Equity Cash-Out Election, such Holder shall be deemed to have irrevocably declined the New Equity Cash-Out Option.

Any attempt to exercise the New Equity Cash-Out Option after the New Equity Cash-Out Expiration Time shall be null and void and the New Equity Transaction Agent shall not be obligated to honor any such purported exercise received by it the after the New Equity Cash-Out Expiration Time unless the Debtors, in their sole discretion, agree to honor such attempt to exercise the New Equity Cash-Out Option after the New Equity Cash-Out Expiration Time, provided that the New Equity Cash-Out Limit has not been reached.

2.	Revocation

Once a Holder has properly elected the New Equity Cash-Out Option, such election will not be permitted to be revoked, unless the Effective Date has not occurred by the 90th day after the Bankruptcy Court’s entry of the Confirmation Order. Thereafter a Holder shall be permitted to revoke such exercise so long as the Effective Date has not occurred.

A New Equity Cash-Out Purchaser may elect to withdraw its New Equity Cash-Out Purchase Form prior to the Effective Date by delivering written notice to the New Equity Transaction Agent (i) stating that the Eligible Offeree revokes its offer to purchase New Common Stock under the New Equity Cash-Out Option; and (ii) stating the amount of the New Equity Cash-Out Purchase Price being revoked (the “Purchase Revocation Notice”). Upon receipt of a properly completed and timely returned Purchase Revocation Notice by an Eligible Offeree, the New Equity Transaction Agent shall use reasonable efforts to return as promptly as practicable the applicable New Equity Cash-Out Purchase Price.

3.	Funds

The payments made by New Equity Cash-Out Purchasers (the “New Equity Cash-Out Funds”) shall be deposited into an escrow account until the Effective Date (the “New Equity Cash-Out Escrow Account”) for the purpose of holding the money for administration until New Common Stock is issued under the Plan on the Effective Date. The New Equity Cash-Out Funds shall not be used for any purpose other than to release the funds to the New Equity Cash-Out Sellers as directed by the Debtors within five (5) Business Days of the Effective Date or as otherwise set forth in the New Equity Cash-Out Procedures or in the Plan and, until released in accordance with the foregoing, the New Equity Cash-Out Funds will not be deemed part of the Debtors’ Estates. The New Equity Cash-Out Funds shall not be encumbered by any Lien, encumbrance, or cash collateral obligation. No interest will be paid to participating New Equity Cash-Out Sellers on account of any amounts paid in connection with their exercise of the New Equity Cash-Out Option under any circumstances.

In the event that the New Equity Transaction Agent receives an amount of New Equity Cash-Out Funds greater than the New Equity Cash-Out Limit (the “Excess Cash-Out Funds”), the New Equity Transaction Agent shall, within five (5) Business Days of the Effective Date, return all Excess Cash-Out Funds held in the New Equity Cash-Out Escrow Account to each respective New Equity Cash-Out Purchaser, without any interest, on a Pro Rata basis as further described in the New Equity Cash-Out Order.

4.	Miscellaneous

a.	Method of Delivery

Delivery shall be by mail and shall not be done electronically, and registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. The method of delivery of the New Equity Cash-Out Forms, the applicable New Equity Cash-Out Purchase Price, and any other required document is at each Holder’s option and sole risk, and delivery will be considered made only when actually received by the New Equity Transaction Agent. In all cases, you should allow sufficient time to ensure timely delivery prior to the New Equity Cash-Out Expiration Time.

The risk of non-delivery of the New Equity Cash-Out Forms, the applicable New Equity Cash-Out Purchase Price into the New Equity Cash-Out Escrow Account, and any other required documents sent to the New Equity Transaction Agent in connection with New Equity Cash-Out Option lies solely with the relevant Holders and neither the Debtors nor the Reorganized Debtors assumes the risk of non-delivery under any circumstance whatsoever.

b.	Transfer of New Equity Cash-Out Funds and New Common Stock

Within five (5) Business Days of the Effective Date, the New Equity Transaction Agent shall distribute the New Equity Cash-Out Funds to the relevant New Equity Cash-Out Sellers.

The New Common Stock purchased by a New Equity Cash-Out Purchaser from a New Equity Cash-Out Seller will be delivered to Eligible Offerees as soon as practicable following the Effective Date. The method of transfer of New Common Stock to Eligible Offerees will depend on whether the Eligible Offeree is a QIB, an Accredited Investor that is an “Institutional Accredited Investor” or an Accredited Investor that is not an Institutional Accredited Investor or a QIB. An “Institutional Accredited Investor” means an Accredited Investor within the meaning of clauses (1), (2), (3), or (7) of Rule 501(a) of Regulation D under the Securities Act.

The New Common Stock transferable to Eligible Offerees who are QIBs or Institutional Accredited Investors will be in book-entry form through [•] to the extent practicable. The New Common Stock transferable to Accredited Investors who are not Institutional Accredited Investors will be provided in the form of physical certificates in registered form on the books and records of the Debtors or their designee, or in book entry form through [•] if so permitted.

c.	Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form, and eligibility of any exercise of the New Equity Cash-Out Option, shall be addressed in good faith by the Debtors or the Reorganized Debtors (as applicable), the determinations of which shall be final and binding. The Debtors may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as it may determine in good faith to be appropriate or (ii) reject the purported exercise of any New Equity Cash-Out Option for which an New Equity Cash-Out Form and/or payment includes defects or irregularities. New Equity Cash-Out Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured. The Debtors reserve the right to give notice to any Holder regarding any defect or irregularity in connection with any purported exercise of the New Equity Cash-Out Option, or the completion or delivery of any New Equity Cash-Out Form, and the Debtors may permit such defect or irregularity to be cured; it being understood, that none of the Debtors, Reorganized Debtors, or the New Equity Transaction Agent, (or any of their respective officers, directors, employees, agents or advisors) shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court (if applicable), may adopt additional detailed procedures to more efficiently administer the New Equity Cash-Out Option.

d.	New Equity Cash-Out Option Conditioned Upon Effectiveness of the Plan and acceptance of the Plan by Class 4; Reservation of Rights; Return of Purchase Price

The New Equity Cash-Out Option is subject to and conditioned upon the effectiveness of the Plan and acceptance of the Plan by Class 4. The Debtors will accept a New Equity Cash-Out Election only upon (i) the confirmation and effectiveness of the Plan; (ii) Class 4 voting to accept the Plan; and (iii) such prospective New Equity Cash-Out Seller or New Equity Cash-Out Purchaser shall have voted to accept the Plan. Notwithstanding anything contained herein, in the Disclosure Statement or in the Plan to the contrary, the Debtors reserve the right, with the approval of the Bankruptcy Court (if applicable), to modify these New Equity Cash-Out Procedures or adopt additional detailed procedures if necessary in the business judgment of the Debtors to administer the New Equity Cash-Out Option more efficiently or to comply with applicable law.

In the event that (i) the New Equity Cash-Out Option is terminated, (ii) the Debtors revoke or withdraw the Plan, or (iii) the Effective Date has not occurred by the 90th day after the Bankruptcy Court’s entry of the Confirmation Order or the conditions precedent to the occurrence of the Effective Date shall not have been satisfied or waived in accordance with the Plan, the New Equity Transaction Agent shall, within five (5) Business Days of such event, return all New Equity Cash-Out Funds held in the New Equity Cash-Out Escrow Account to each respective New Equity Cash-Out Purchaser, without any interest, and, in the case of clauses (ii) and (iii) above, the New Equity Cash-Out Option shall automatically be terminated, and the New Equity Cash-Out Funds held in the New Equity Cash-Out Escrow Account will be refunded, without interest, to each respective New Equity Cash-Out Purchaser as soon as reasonably practicable.

ARTICLE XX.

CONFIRMATION

A.	The Confirmation Hearing

Before the Debtors may implement the Plan, the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a confirmation hearing with respect to the Plan if the required majorities have approved after solicitation. The Confirmation Hearing in respect of the Plan has been scheduled to commence on [●] at [●]. (CDT) before the Honorable Harlin D. Hale, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, 1100 Commerce Street, 14th Floor, Courtroom 3, Dallas, Texas 75242-1496. The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim and/or Equity Interest held by the objector. Any such objection must be filed with the Bankruptcy Court and served in accordance with the Solicitation Procedures Order on or before [●], 2019 at [●] (CDT). Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

B.	Confirmation

Notwithstanding the fact that the Plan is a single document, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Equity Interests under the Bankruptcy Code. Subject to the satisfaction or waiver of the conditions set forth in Article VIII of the Plan, the Debtors may choose to confirm and consummate all or less than all of such plans of reorganization without any further amendment of the Plan.

At the confirmation hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are satisfied. Among the requirements for confirmation of a plan are that the plan is:

•	accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class;

•	feasible; and

•	in the “best interests” of creditors and stockholders that are impaired under the plan.

1.	Acceptance

Acceptance of the Plan need only be solicited from holders of Claims whose Claims belong to a Class that is impaired and not deemed to have accepted or rejected the Plan.

If any impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in sections 1126(c) and (d) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with section 1127 of the Bankruptcy Code or to seek Bankruptcy Court confirmation of the Plan under section 1129(b) of the Bankruptcy Code (a procedure known as “cram down”), or both. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing. With respect to Impaired Classes of Claims that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code. See Section Article XX.B.3, entitled “Cram Down.”

2.	Confirmation Standards

a.	Overview

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•

any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

•

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain and the nature of any compensation for such insider;

•

with respect to each impaired class of claims or interests, either each Holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	each class of claims or interests has either accepted the plan or is not impaired under the plan;

•

except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the Effective Date (except that if a class of priority claims has voted to accept the plan, Holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that Holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

•	if a class of claims is impaired, at least one impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the “cram down” of Classes not receiving any distribution under the Plan, the Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

b.	Best Interests of Holders of Claims and Interests

The “best interests” standard requires that the Bankruptcy Court find either:

•	that all members of each Impaired Class have accepted the Plan; or

•

that each Holder of an Allowed Claim or Equity Interest of each Impaired Class of Claims will receive or retain on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

The first step in ascertaining whether the Debtors meet this standard is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the liquidation of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

As discussed in the Debtors’ Liquidation Analysis attached to this Disclosure Statement as Exhibit E, the Debtors have determined that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive under a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. See Exhibit E for a further discussion of how the Plan satisfies the “best interests” test.

c.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan.

As of the Effective Date, the Debtors believe they will have sufficient funds to satisfy Claims under the treatment set forth in the Plan as well as to implement the Plan.

3.	Cram Down

The Debtors intend to seek to cram down the Plan on any Class of Claims in Impaired Classes that vote against or are deemed to reject the Plan.

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. The “cram down” provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

Under the “cram down” provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan does not discriminate unfairly with respect to each non-accepting impaired class;

•	the plan is fair and equitable with respect to each non-accepting impaired class; and

•	at least one impaired class has accepted the plan.

These standards ensure that Holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior impaired class of claims or interests unless the claims or interests in that senior impaired class are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the Holders of each type of Claim or Equity Interest and by treating each Holder of a Claim or Equity Interest in each Class similarly, the Plan has been structured in order to satisfy the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured claims, unsecured claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation of a plan despite non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule. This rule requires that the dissenting class be paid in full before a junior class may receive anything under the plan. The Bankruptcy Code establishes “cram down” tests for secured creditors, unsecured creditors and equity holders as follows:

•

Secured Creditors. Either: (1) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (2) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as described in clauses (1) and (2) above.

•

Unsecured Creditors. Either: (1) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim; or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Equity Interests. Either: (1) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such Holder is entitled or the value of the interest; or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

In addition, the Bankruptcy Code requires that a debtor demonstrate that no class senior to a non-accepting impaired class will receive more than payment in full on its claims.

If all of the applicable requirements for confirmation of the Plan are satisfied as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the “cram down” procedures in accordance with section 1129(b) of the Bankruptcy Code. The Debtors believe that the Plan satisfies the “cram down” requirements of the Bankruptcy Code, but there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the “cram down” procedures. The Debtors have retained the right to exclude one or more Debtors or Debtor groups from the Plan, which they may choose to do in the event that they are unable to “cram down” a dissenting Class.

C.	Consummation

The Plan will become effective and be consummated on the Effective Date. As used in this Disclosure Statement, the “Effective Date” means the first Business Day on or after the Confirmation Date specified by the Debtors on which the conditions precedent to the effectiveness of the Plan, as set forth in Section VIII of the Plan, have been satisfied or waived. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet these conditions, see Section IV, entitled “The Plan.”

From and after the occurrence of the Effective Date, the Plan will be implemented under its terms, consistent with the provisions of the Bankruptcy Code.

ARTICLE XXI.

RISK FACTORS

Before voting to accept or reject the Plan, Holders of Claims against the Debtors should read and consider carefully the following risk factors, the risk factors set forth in Item 1A of Risk Factors of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, all other information set forth in this Disclosure Statement, the Plan and all other documents delivered with or incorporated by reference in this Disclosure Statement and the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation, or the Debtors’ businesses and operations following the Effective Date.

A.	Risk Factors Relating to the Chapter 11 Cases

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes. If the Plan is not consummated, any settlement, compromise, or release embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed under the Plan, shall be null and void.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims in such class. The Debtors believe that the classification of the Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims and Equity Interests that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	Failure to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Allowed Equity Interests as those proposed in the Plan.

3.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or an Allowed Equity Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Allowed Equity Interests would receive with respect to their Allowed Claims and Allowed Equity Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Changes to the Plan may also delay the confirmation of the Plan and the Debtors’ emergence from bankruptcy.

4.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation of the Plan may result in, among other things, increased expenses and the expiration of any commitment to provide support for the Plan, financially or otherwise.

5.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is or may be subject to an objection. Any Holder of a Claim that is or may be subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risk of Non-Occurrence of the Effective Date

The occurrence of the Effective Date is subject to certain conditions precedent as described in Article VIII of the Plan, including, among others, those relating to consummation of the Plan, as well as the receipt of any necessary regulatory approvals. If such conditions are not met or waived in accordance with the Plan, the Effective Date will not occur could result in the Plan not being consummated or the Confirmation Order being vacated.

7.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims and Allowed Equity Interests to be subordinated to other Allowed Claims and Allowed Equity Interests. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Allowed Equity Interests under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

8.	The Actual Amount of Allowed Claims May Differ From the Estimated Claims and Adversely Affect the Percentage Recovery of Claims

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

9.	Release, Injunction, and Exculpation Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations. All of the releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If they are not approved, the Plan likely cannot be confirmed and likely cannot go effective.

10.	Certain Liabilities May Not Be Fully Extinguished as a Result of the Confirmation of the Plan

If an Impaired Class of Claims entitled to vote does not vote to accept the Plan, the Debtors may choose to exclude the Debtor group to which such Class relates or one or more Debtors in such Debtor group from the Plan. If one or more Debtors or Debtor groups are excluded from the Plan, none of the creditors of such Debtors or Debtor groups would receive a distribution under the Plan. The exclusion of a Debtor or Debtor group could have a material adverse effect on the creditors of such Debtor or Debtor group, would prolong the Chapter 11 Case as it related to such Entity/ies, and would delay the distribution to such Debtor group(s)’ creditors.

11.	Risks Regarding Financial Projections

The financial projections set forth in Exhibit C to this Disclosure Statement represent the Debtors’ best estimate of the Reorganized Debtors’ future financial performance based on currently known facts and assumptions about the Reorganized Debtors’ future operations as well as the U.S. and world economy in general and the industry segments in which the Debtors exist in particular. The Reorganized Debtors’ actual financial results may differ significantly from the financial projections set forth on Exhibit C. If the Reorganized Debtors do not achieve their projected financial results, they may lack sufficient liquidity to continue as planned after the Effective Date. Moreover, the financial condition and results of Reorganized Debtors from and after the Effective date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

12.	Certain Tax Implications of the Chapter 11 Cases

Holders of Claims and Equity Interests should carefully review Article VIII hereof to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and certain Holders of Claims and Equity Interests.

13.	Confirmation and Consummation May Be Delayed if the Debtors Have to Resolicit.

If the Debtors resolicit acceptances of the Plan from the parties entitled to vote thereon, the confirmation of the Plan could be delayed and possibly jeopardized. Non-confirmation of the Plan could result in an extended chapter 11 proceeding, during which time the Debtors could experience significant deterioration in their relationships with trade vendors and/or major customers.

B.	Risks Related to Securities Issued by the Parent

1.	There can be no assurance that the Reorganized Debtors’ New Common Stock will be publicly traded.

There can be no assurance that the New Common Stock will be listed for trading, nor can any assurance be given as to the prices at which such shares might be traded. The New Common Stock likely will not be listed or traded on any securities exchange on the Effective Date. If a trading market does not develop, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Such securities could trade at prices higher or lower than the value of the New Common Stock implied by the stipulated plan equity value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors.

2.	The value of the equity securities of the Parent may be volatile and may be affected by market conditions beyond the Debtors’ control.

The value of the equity securities of the Parent may be volatile and adversely affected by a number of factors, including many of the risks described in this Disclosure Statement as well as the actual results and prospects of the Debtors and their subsidiaries. Additionally, market fluctuations have and could continue to result in volatility in the share price of the equity securities of the Parent, which could cause a decline in the value of the stock.

3.	The New Common Stock is subject to potential dilution.

The ownership percentage represented by the New Common Stock outstanding on the Effective Date will be subject to dilution from any other shares that may be issued post-emergence as authorized by the Reorganized Debtors’ board post-emergence, including through the Management Incentive Plan. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock. The amount and dilutive effect of any of the foregoing could be material.

4.	Certain Holders of equity securities of the Parent may be restricted in their ability to transfer or sell their securities.

To the extent that the New Common Stock issued under the Plan is covered by section 1145(a)(1) of the Bankruptcy Code, it may be resold by the holders thereof without registration under the Securities Act, provided that the holder is not an “underwriter” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by Persons who receive New Common Stock under the Plan that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code would not be exempted from registration under the Securities Act by Bankruptcy Code section 1145. Such Persons only would be permitted to resell such equity securities without registration if they are able to comply with an applicable exemption from registration, which would be the case in connection with a resale transaction satisfying the conditions to Rule 144 under the Securities Act.

To the extent that the New Common Stock to be received are covered by Section 4(a)(2) of the Securities Act, the New Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act and subject to the transfer restrictions applicable thereto.

5.	A small number of Holders or voting blocs may control the Reorganized Debtors.

Consummation of the Plan may result in a small number of persons owning a significant percentage of the New Common Stock. These persons may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions.

6.

The estimated valuation of the Reorganized Debtors and the New Common Stock and the estimated recoveries to Holders of Allowed Claims are not necessarily representative of private or public sale values of the New Common Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of Reorganized PHI’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the continued receptivity of the Company’s customers and vendors continuing to engage and vendors continuing to engage in business with the Company.

7.	No Intention to Pay Dividends

Reorganized PHI does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

C.	Additional Risk Factors

1.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.	No Representations Outside this Disclosure Statement are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

3.	No Legal or Tax Advice is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Equity Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Equity Interest. This Disclosure Statement is not legal advice. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

ARTICLE XXII.

SECURITIES LAWS MATTERS

The issuance of New Common Stock under the Plan raise certain securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section. The information in this section should not be considered applicable to all situations or to all Holders of Claims receiving New Common Stock. Holders of Claims should consult their own legal counsel concerning the facts and circumstances relating to the transfer of New Common Stock.

PHI does not intend to file a registration statement under the Securities Act or any state securities laws relating to the initial issuance on the Effective Date of the New Common Stock. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the initial issuance on the Effective Date of the New Common Stock to Holders of Claims in connection with the Plan from federal and state securities registration requirements.

A.	Issuance and Delivery of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

•

the securities must be issued “under a plan” of reorganization and must be securities of the debtors, of an affiliate “participating in a joint plan” with the debtors or of a successor to the debtors under the plan;

•	the recipients of the securities must hold a prepetition or administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

•	the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtors, or “principally” in such exchange and “partly” for cash or property.

The Debtors believe that the issuance of New Common Stock in connection with the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is therefore exempt from registration under the Securities Act and state securities laws.

B.	Subsequent Transfers Under Federal Securities Laws

In general, all resales and subsequent transactions involving New Common Stock issued to Holders of Claims on the Effective Date in connection with the Plan will be exempt from registration under the Securities Act under section 4(a)(1) of the Securities Act, unless the Holder is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

•

persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtors with a view to distributing any security received or to be received in exchange for such a claim or interest (“accumulators”);

•	persons who offer to sell securities offered or sold under a plan for the Holders of such securities (“distributors”);

•

persons who offer to buy securities offered or sold under a plan from the Holders of the securities, if the offer to buy is (1) with a view to distributing such securities and (2) made under an agreement in connection with the plan or with the issuance of securities under the plan; and

•	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly controlling, or controlled by, the issuer, or any person under direct or indirect common control with the issuer. Under section 2(a)(12) of the Securities Act, a “dealer” is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. The determination of whether a particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan, or would be deemed a “dealer,” would depend on various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an “underwriter” or an “affiliate” with respect to any security to be issued under the Plan or would be a “dealer.”

Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

C.	Subsequent Transfers Under State Law

The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the Class A shares and Class B shares of the Parent.

Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. We make no representations concerning, and do not provide, any opinions or advice with respect to the securities or the bankruptcy matters described in this disclosure statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each Holder and party-in-interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular Holder may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

ARTICLE XXIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims and Equity Interests. The discussion only addresses such consequences to the Holders entitled to vote on the Plan.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS or a court of law will adopt. In addition, this summary does not generally address foreign, state, local or non-U.S. estate or gift-tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Non-U.S. Holders, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities). This summary assumes that Holders of Claims hold such Claims as “capital assets” within the meaning of Section 1221 of the Tax Code. In addition, this discussion does not address the U.S. alternative minimum tax rules.

For purposes of this summary, a “U.S. Holder” means a Holder of a Claim or Equity Interest that, in any case, is, for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a Holder of a Claim or Equity Interest that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

If an entity taxable as a partnership for U.S. federal income tax purposes holds a Claim or Equity Interest, the U.S. federal income tax treatment of a partner (or other owner) of the entity generally will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult an independent tax advisor as to the tax consequences of the Plan.

This discussion assumes that the various third-party debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form and that Claims and Equity Interests are held as capital assets. Furthermore, this discussion assumes that all separate plans of reorganization under the Bankruptcy Code constituting the Plan will be consummated. If less than all of such plans of reorganization will be consummated, their federal income tax consequences may be materially different than the consequences described below.

The following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim or an Equity Interest.

All Holders of Claims or Equity Interests should seek tax advice based on their particular circumstances from an independent tax advisor regarding the federal, state, local, and other tax consequences of the transactions contemplated by the Plan.

A.	U.S. Federal Income Tax Consequences to the Debtors

1.	Cancellation of Debt Income

Generally, a corporation will recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount (“OID”) and less the amount of any previously amortized bond premium), over (b) the sum of (x) the amount of cash paid, and (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of the new debt instrument is less than the adjusted issue price of the old debt. The amount of COD income will be calculated after applying the special foreign currency rules of Section 988 of the Tax Code in circumstances where indebtedness is denominated in a currency other than the debtor’s “functional currency” (generally, the U.S. dollar). Under Section 988 of the Tax Code, the debtor will recognize foreign exchange gain or loss equal to the difference between the functional currency value of the nonfunctional currency received when the debt was incurred and the value of the nonfunctional currency when the debt is retired. Foreign currency gain is treated as ordinary income. If, however, nonrecourse debt is satisfied with the underlying collateral, generally the debtor recognizes a gain from the disposition of property based on an amount realized equal to the nonrecourse debt satisfied, as opposed to COD income.

In accordance with Section 108(e)(2) of the Tax Code, a corporation will not, however, be required to include any amount of COD income in gross income to the extent that payment of the liability would have given rise to a deduction. Also, COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or under a plan approved by the court (the “bankruptcy exception”).

The Tax Code provides that where COD income is excluded because of this bankruptcy exception, the debtor must reduce certain of its tax attributes—such as NOLs, current year losses, tax credits and tax basis in property—by the amount of any excluded COD income after the determination of the federal income tax for the year of the discharge of the debt. To the extent the amount of COD income exceeds the tax attributes available for reduction; the remaining COD income is without further current or future tax cost to the debtor.

Special rules apply where the excluded COD income is recognized by a debtor that is a member of a consolidated group. Under these rules, the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member) are first subject to reduction. To the extent that the excluded discharge of indebtedness income exceeds the tax attributes of the debtor member (including consolidated tax attributes attributable to the debtor member), the regulations generally require the reduction of certain consolidated tax attributes attributable to other members of the group. If one of the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a “look-through rule” applies requiring that certain corresponding reductions be made to the tax attributes of the lower-tier member (including consolidated tax attributes attributable to such lower-tier member).

The Debtors anticipate that some of them will recognize COD income as a result of the discharge of Claims under the Plan. The amount of the COD will depend, in part, on the value of the new debt and/or equity issued under the Plan. Under the rules discussed above, the NOLs available to a Debtor may be substantially reduced or eliminated as a result of this COD income. Other tax attributes may also be reduced.

To the extent the Reorganized Debtors hold material non-cash assets at the end of the taxable year in which the discharge of Claims occurs, their attributes would be reduced, reducing their ability to use such tax attributes to offset future income.

2.	Utilization of Net Operating Loss Carryovers.

In general, when there is a fifty percent (50%) ownership change of a loss corporation during a three-year period, the ownership change rules in Section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate equity immediately before (as discussed below, immediately after) the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the “long-term tax-exempt rate.” In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused Section 382 limitations from prior years. On the other hand, if at the date of an ownership change, the adjusted basis for federal income tax purposes of a debtor’s assets exceeds the fair market value of such assets by prescribed amounts (a “net unrealized built-in loss”) then, upon the realization of such net unrealized built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the NOL, rather than the current deduction, and are also subject to the Section 382 limitation.

An exception to the foregoing annual limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation under the jurisdiction of a court in a title 11 case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy under title 11) under a confirmed plan (the “Section 382(l)(5) Exception”). Under the Section 382(l)(5) Exception, a debtor’s pre-change losses are not limited on an annual basis, but instead NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the Section 382(l)(5) Exception applies and a debtor undergoes another ownership change within two years after the effective date of the plan of reorganization, then the debtor’s pre-change losses effectively are eliminated in their entirety. For purposes of the Section 382(l)(5) Exception, a “qualified creditor” generally consists of certain long-term creditors (who held the claims continuously for at least 18 months prior to the filing of the bankruptcy petition) or ordinary course creditors (e.g., trade creditors). If a debtor qualifies for the Section 382(l)(5) Exception, the exception applies unless the debtor affirmatively elects for it not to apply.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), a second special rule will generally apply (the “Section 382(l)(6) Exception”). Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor could undergo a change of ownership within two years of the Effective Date without triggering the complete elimination of its pre-change losses.

As discussed in Article XXIII.A.1. — “Cancellation of Debt Income” above, the NOLs of a Reorganized Debtor that is a corporation (or the consolidated NOLs of a member of a consolidated group) will be reduced to the extent COD income is excluded because of the bankruptcy exception. Any remaining NOLs of a Reorganized Debtor that is classified as a corporation for federal income tax purposes will be subject to the Section 382 limitation if, as contemplated under the Plan, more than fifty (50%) of the equity of PHI is issued to creditors. The Debtors believe such NOLs will be subject to limitations based on the rules discussed above, but taking into account the Section 382(l)(6) Exception. The Section 382 limitation is expected to substantially limit any Reorganized Debtor’s use of remaining NOLs.

B.	U.S. Federal Income Tax Consequences to Holders of Certain Claims

1.	Distribution in Discharge of Claims or Equity Interests

The federal income tax consequences of the implementation of the Plan to a holder of a Claim or Equity Interest will depend, among other things, upon the origin of the Holder’s Claim or Equity Interest, when the Holder receives payment in respect of such Claim or Equity Interest, whether the Holder reports income using the accrual or cash method of tax accounting, whether the Holder acquired its Claim at a discount, or whether the Holder has taken a bad debt deduction or worthless security deduction with respect to such Claim or Equity Interest.

Generally, the Holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for Cash or other property (New Common Stock and rights to participate in the Rights Offering and New Equity Cash-Out Option) in an amount equal to the difference between (i) the sum of the amount of any Cash and the fair market value on the date of the exchange of any other property received by the Holder (other than any consideration attributable to a Claim for accrued but unpaid interest), and (ii) the adjusted tax basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the U.S. Holder’s taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see section Article XXIII.B.1—“Distributions in Discharge of Accrued Interest or OID” below.

Each Holder of an Allowed Claim or Equity Interest should consult its own tax advisor to determine whether gain or loss recognized by such Holder will be long-term capital gain or loss and the specific tax effect thereof on such Holder.

2.	Market Discount

Where gain is recognized by a Holder in respect of its Claim, the character of such gain as capital gain or ordinary income will be determined by a number of factors, including whether the Claim was acquired at a market discount. A Holder that purchased its Claim from a prior Holder at a market discount may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with market discount if it is acquired other than on original issue and if the Holder’s adjusted tax basis in such instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount (equal to the product of 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, and the number of remaining whole years to maturity).

Under the market discount rules, assuming that the Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition of such Claims to their maturity date, unless the Holder irrevocably elected to compute the accrual on a constant yield basis.

3.	Bad Debt Deduction and Worthless Securities Deduction

A holder of an Allowed Claim that is not a security for purposes of Section 165(g) of the Tax Code who receives, pursuant to the Plan, an amount less than such holder’s tax basis in that Allowed Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction under Section 166(a) of the Tax Code or may be entitled to a loss under Section 165(a) of the Tax Code in the year of receipt. A holder of a security, the Allowed Claim with respect to which is wholly worthless, may be entitled to a worthless securities deduction under Sections 165(g) and 165(a) of the Tax Code. A worthless securities deduction is generally treated as a loss from the sale or exchange of a capital asset. Holders should consult their own tax advisers as to the appropriate tax year in which to claim a worthless securities deduction. The rules governing the timing and amount of deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a loss or deduction is claimed. Such loss or deduction would be limited to the holder’s adjusted tax basis in the indebtedness underlying its Allowed Claim. Holders of Allowed Claims are urged to consult their own tax advisors with respect to their ability to take any loss or deduction described above.

4.	Limitation on Use of Capital Losses

A holder of a Claim who recognizes capital losses as a result of the implementation of the Plan or as a result of a deduction described in the preceding paragraph will be subject to limits on the use of such capital losses. For a non-corporate holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate holder may carry over unused capital losses and apply them against future capital gains and a similar portion of their ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, but may carry over unused capital losses for only the five years following the capital loss year.

ARTICLE XXIV.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) the liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.	Liquidation Under Chapter 7

If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In such event, a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on recoveries of Holders of Claims and Equity Interests is set forth in Article XX.B.2 titled “Confirmation Standards,” of this Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things: (1) smaller distributions being made to creditors and interest holders than those provided for in the Plan, due to, among other things, the additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of financial and legal advisors; (2) additional expenses and claims, some of which would be entitled to priority, that would be generated during the liquidation; and (3) the failure to realize the greater, going concern value of the Debtors’ assets. See the Debtors’ Liquidation Analysis, attached to this Disclosure Statement as Exhibit C.

B.	Alternative Plan

If the Plan is not confirmed, the Debtors or, assuming exclusivity is terminated or lapses, any other party in interest may attempt to formulate a different plan of reorganization or liquidation. Such a plan could involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

The Debtors believe that the Plan allows creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, a trustee would not need to be appointed and the assets of the Debtors could be sold in an orderly fashion, which could occur over a more extended period of time than in a liquidation under chapter 7. Accordingly, creditors likely would receive greater recoveries in a chapter 11 liquidation than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

ARTICLE XXV.

CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to Holders of Claims. Other alternatives could involve significant delay, uncertainty, and substantial additional administrative costs. The Debtors urge Holders of Impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by the Balloting Agent no later than [●] p.m. (CDT) on [●], 2019 (or, in the case of beneficial Holders who hold their securities through intermediaries, please provide voting instructions to such intermediaries on the date specified by the intermediaries).

Dated: April 1, 2019 Dallas, Texas DLA PIPER LLP (US)

/s/ Daniel Prieto
Daniel Prieto, State Bar No. 24048744 1900 North Pearl Street, Suite 2200 Dallas, Texas 75201 Tel: (214) 743-4500 Fax: (214) 743-4545 Email: dan.prieto@dlapiper.com -and-
Thomas R. Califano (admitted pro hac vice) 1251 Avenue of the Americas New York, New York 10020 Tel: (212) 335-4500 Fax: (212) 335-4501 Email: thomas.califano@dlapiper.com -and-

Daniel M. Simon (admitted pro hac vice)

David Avraham (admitted pro hac vice)

Tara Nair (admitted pro hac vice)

444 West Lake Street, Suite 900

Chicago, IL 60606

Tel: (312) 368-4000

Fax: (312) 236-7516

Email: daniel.simon@dlapiper.com

            david.avraham@dlapiper.com

            tara.nair@dlapiper.com

Proposed Counsel for the Debtors

EXHIBIT A

(Plan)

[Filed at Docket No. ___]

EXHIBIT B

(Solicitation Procedures Order)

[To be entered]

EXHIBIT C

(Financial Projections)

[To be filed]

EXHIBIT D

(Debtors’ Valuation)

[To be filed]

EXHIBIT E

(Liquidation Analysis)

[To be filed]